Exhibit 10.58

Portions of this exhibit marked [*] are requested to be treated confidentially.

MASTER PURCHASE AND SALE

AND LICENSE AGREEMENT

Between

MERCK & CO., INC.

and

SALIX PHARMACEUTICALS, LTD.

Dated as of February 22, 2007

TABLE OF CONTENTS

1	DEFINITIONS		2

2	SALE AND PURCHASE OF ASSETS; LIABILITIES		10

	2.1	Sale of Assets	10
	2.2	Rights Retained by Merck	11
	2.3	Liabilities	12
	2.4	Consideration	12
	2.5	Inventory	14
	2.6	Closing	14
	2.7	Regulatory and Third Party Approvals	15
	2.8	Post-Closing Payments	15

3	LICENSES		16

	3.1	Trademark License	16
	3.2	NDA License	17
	3.3	Manufacturing Know-How License	17

4	REPRESENTATIONS AND WARRANTIES		18
	4.1	Representations and Warranties of Merck	18
	4.2	Representations and Warranties of Salix	22

5	REGULATORY COVENANTS		24

	5.1	Maintenance of NDAs	24
	5.2	Labeling	25
	5.3	Regulatory Compliance	25
	5.4	Adverse Events	26
	5.5	Recalls	27

6	SUPPLY AND MANUFACTURING COVENANTS		27

	6.1	Supply of Products	27
	6.2	FDA Approval	28
	6.3	Storage and Distribution of the Products	28
	6.4	Continued Sale of Diuril OS Product	28

7	OTHER COVENANTS RELATING TO THE PRODUCTS		29

	7.1	Customer Matters	29
	7.2	Promotion and Marketing	29
	7.3	Medical and Other Inquiries	30

i

	7.4	Returned Products, Chargebacks and Rebates	31
	7.5	Price Submissions and Certifications	32
	7.6	Audits and Price Submissions	34
	7.7	Restatements of Price Submissions	34
	7.8	Indemnification Related to Price Submissions	35
	7.9	Provision of Historical Pricing Information	35

8	ADDITIONAL COVENANTS		36

	8.1	Covenants of Merck	36
	8.2	Covenants of Salix	37
	8.3	Mutual Covenants	38

9	INDEMNIFICATION		41

	9.1	Indemnification	41
	9.2	Third-Party Claim Procedure	42
	9.3	Limitations on Indemnification	43

10	MISCELLANEOUS		43

	10.1	Force Majeure	43
	10.2	Assignment/Change of Control	44
	10.3	Survival	45
	10.4	Exclusive Jurisdiction	45
	10.5	Equitable Remedies	45
	10.6	Notices	46
	10.7	Entire Agreement	47
	10.8	Section Headings	47
	10.9	Applicable Law	47
	10.10	Dispute Resolution	47
	10.11	Expenses	48
	10.12	Bulk Sales Statutes	49
	10.13	Waiver	49
	10.14	Severability	49
	10.15	Incorporation by Reference	49
	10.16	Assignment	49
	10.17	Independent Contractors	49
	10.18	No Third Party Beneficiaries	50
	10.19	Waiver of Rule of Construction	50
	10.20	Counterparts	50
	10.21	Compliance with Laws and Regulations	50

ii

EXHIBITS

SCHEDULES

Schedule	1.19	Documents
Schedule	1.38	Licensed Trademarks
Schedule	1.40	Manufacturing Know-How
Schedule	1.41	Form of Merck FDA Letters
Schedule	1.55	Purchase Orders
Schedule	1.58	Related Company
Schedule	1.60	Form of Salix FDA Letters
Schedule	2.5	Price of Inventory
Schedule	2.7.2	Third Party Consents
Schedule	4.1.9	Inventory
Schedule	6.4	Diuril Market History and Anticipated Need
Schedule	8.3.2	Approved Salix Press Release

iii

MASTER PURCHASE AND SALE AND LICENSE AGREEMENT

This MASTER PURCHASE AND SALE AND LICENSE AGREEMENT (this “Agreement”) made as of this 22nd day of February, 2007 between:

Salix Pharmaceuticals, Ltd., a corporation incorporated under the laws of the State of Delaware, whose head office is located at 1700 Perimeter Park Drive, Morrisville, NC 27560 (“Salix”); and

Merck & Co., Inc., a corporation organized under the laws of the State of New Jersey, whose head office is located at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey, 08889-0100, U.S.A. (“Merck”).

RECITALS

WHEREAS, Merck and certain of its Affiliates (as defined below) are the owners of a business engaged in the manufacture, use, marketing, sale, and distribution of the Existing Products (as defined below), for which they have been granted the NDAs (as defined below).

WHEREAS, Merck wishes to sell, transfer and assign or license or cause to be sold, transferred and assigned or licensed to Salix the Assets (as defined below), and Salix desires to purchase or license such Assets from Merck, upon the terms and conditions hereinafter set forth.

WHEREAS, Merck intends to enter into, and Salix intends to enter into, certain ancillary agreements including, but not necessarily limited to:

(a)	a Supply Agreement by which Merck or its Affiliates will manufacture, or have manufactured and supply to Salix or its designees the Existing Products and the active pharmaceutical ingredients for the Existing Products;

(b)	a Trademark and Domain Name License Agreement by which Merck or its Affiliates will license to Salix the Licensed Trademarks (as defined below);

(c)	a Transition Services Agreement by which Merck or its Affiliates will provide certain transition services to Salix with respect to the Existing Products; and

(d)	one or more Bills of Sale and Assignment, by which Merck will transfer certain Assets to Salix.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	DEFINITIONS

For the purposes of this Agreement, the following terms are defined as follows:

1.1	“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if such other Person is not a corporation).

1.2	“Ancillary Agreement(s)” means the Supply Agreement, the Trademark License Agreement, and the Transition Services Agreement.

1.3	“Assets” means (a) the Documents, (b) Merck’s rights under all Purchase Orders, except for accounts receivable existing on the Closing Date, (c) the NDAs, (d) all clinical and regulatory data contained in the NDAs that are solely related to the Products (subject to the rights and licenses retained by Merck and its Affiliates as set forth in Section 2.2 and 3.3), (e) the Inventory and (f) all current customer lists of Merck related to the sale of Existing Products in the Territory.

1.4	“Astellas” means Astellas Pharma Inc., formerly known as Yamanouchi Pharmaceutical Co., Ltd.

1.5	“Astellas Agreements” means that certain License Agreement by and between Merck and Astellas, dated as of June 30, 1981, and that certain Supply Agreement by and between Merck and Astellas, dated as of June 20, 1981, each as amended, and the various related agreements by and between Merck and Astellas, or their respective Affiliates, entered into in connection therewith. For the avoidance of doubt, the Astellas Agreements are not Assets.

1.6	“Assumed Liabilities” means (a) all liabilities and obligations that Salix has expressly assumed or agreed to assume or perform under this Agreement, (b) Merck’s obligations under all Purchase Orders that are included in the Assets, and (c) all Liabilities arising out of the sale, purchase, consumption or use of the Products or the Assets in the Field in the Territory from and after the Closing Date, except for the Excluded Liabilities.

1.7	“Business” means Merck’s and its Affiliates’ business related to the manufacture, sale, marketing or distribution of the Existing Products in the Territory.

1.8	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of New Jersey are permitted or obligated by law to close.

1.9	“Calendar Quarter” means a three-month period commencing on January 1, April 1, July 1, or October 1.

1.10	“Change of Control” of a Party means (i) the sale of all or substantially all of a Party’s assets or business relating to this Agreement; (ii) the closing of a merger, reorganization or consolidation involving a Party in which the voting securities of such Party outstanding immediately prior thereto (or any securities of the surviving entity issued in exchange therefor) cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) an event whereby any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act has become the direct or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting stock of a Party.

1.11	“cGMP” means current Good Manufacturing Practices, as specified in the United States Code of Federal Regulations (21 CFR Part 210 & Part 211).

1.12	“Chlorothiazide” means 6-chloro-2H-1,2,4-benzothiadiazine-7sulfonamide 1, 1-dioxide, having the empirical formula C7H6CIN304S2, a molecular weight of 295.72 and the structural formula:

1.13	“Chlorothiazide Derivative” means any Derivative of Chlorothiazide in Oral Suspension developed by or on behalf of Salix or its Affiliates.

1.14	“Confidential Information” means (i) the terms and conditions of this Agreement and the Ancillary Agreements and (ii) any and all information, know-how and data, whether oral, written or graphical, including without limitation, Manufacturing Know-How, disclosed or provided by Merck or its Affiliates to Salix or its Affiliates or by Salix or its Affiliates to Merck or its Affiliates (including any analysis, materials, product or conclusions drawn or derived therefrom) or which are derived from any visits by personnel of Merck or its Affiliates or Salix or its Affiliates to the location of Salix or Merck, respectively, or are otherwise known to Merck or its Affiliates or Salix or its Affiliates through its visits or contacts with Salix or Merck, respectively, whether such information, know-how and/or data is disclosed, provided or derived before or after the Closing Date. Any information that constitutes Confidential Information of Merck prior to the Closing Date and that is included in the Assets shall, at Closing, become Confidential Information of Salix.

1.15	“Derivative” means any hydrate, solvate, salt, polymorphic form (including but not limited to a different crystal form), racemate, isomer, enantiomer, prodrug, metabolite, ester, or other analog or derivative of a particular chemical compound or molecule.

1.16	“Distributor Returned Products” means any Existing Product sold on or after the Closing Date by Merck in its capacity as distributor for Salix under the Transition Services Agreement and returned to Salix or to Merck within the time allowed for return under Merck’s Standard Return Terms and Conditions. Distributor Returned Products does not include any Supplied Products or other Products sold directly by Salix after the Closing.

1.17	“Diuril OS NDA” means the new drug application 11-870, including any submissions, amendments or supplements thereto and any official correspondence with FDA, as of the Closing Date.

1.18	“Diuril OS Product” means the prescription oral suspension pharmaceutical product containing Chlorothiazide as the active ingredient and approved for human therapeutic use by the FDA pursuant to the Diuril OS NDA, which product, from its date of first commercial sale through the Closing Date, has been identified by NDC 0006-3239-66.

1.19	“Documents” means the documents and records relating to the Existing Products owned, held or controlled by Merck or any of its Affiliates, as listed on Schedule 1.19.

1.20	“Encumbrance” means, with respect to the Assets, any mortgage, lien, license, pledge, charge, security interest or encumbrance of any kind, including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; provided the Astellas Agreements or any continuing rights or obligations of any Party under or pursuant thereto do not constitute an Encumbrance.

1.21	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.22	“Excluded Assets” means all assets, property, rights and interests of Merck and its Affiliates and Related Companies other than the Assets, including, without limitation, all patents, information, know-how, trademarks, trade names, good will, intellectual property and proprietary rights, new drug applications and their equivalents (other than the NDAs), NDC numbers and their equivalents, product registrations, accounts receivable, and other assets of Merck and its Affiliates. For the avoidance of doubt, the Manufacturing Know-How and Non-Oral Suspension Pepcid Products are Excluded Assets.

1.23	“Excluded Liabilities” means the liabilities retained by Merck pursuant hereto, namely all Liabilities relating to (a) the Existing Products or any or all of the Assets if such Liabilities are made or brought prior to the Closing Date or (b) any Existing Product sold by Merck prior to the Closing Date if such Liabilities are made and brought on or after the Closing Date.

1.24	“Execution Date” means the date of execution of this Agreement as first written above.

1.25	“Existing Products” means the Diuril OS Product and the Pepcid OS Product.

1.26

“Famotidine” means N´-(aminosulfonyl)-3-[[[2-[(diaminomethylene)amino]-4-thiazolyl]methyl]thio]propanimidamide, having the empirical formula C8H15N7O2S3, a molecular weight of 337.43 and the structural formula:

1.27	“Famotidine Derivative” means any Derivative of Famotidine in Oral Suspension developed by or on behalf of Salix or its Affiliates.

1.28	“FDA” means the U.S. Food and Drug Administration.

1.29	“Field” means the use of a pharmaceutical product in humans by prescription for the treatment of only those diseases and conditions for which the Products have been approved (or subsequent to the Closing Date, are approved) for marketing in the Territory and only as an Oral Suspension formulation. For the avoidance of doubt, the Field shall not include any prescription formulation except for Oral Suspension, any over-the-counter or non-human products or uses or any other products that may be dispensed without a prescription from a licensed physician.

1.30	“First Commercial Sale” means the first sale for end use or consumption by humans of a Generic Product in the Territory.

1.31	“First Post-Closing Period” means the period from the Closing Date through [*].

1.32	“Fiscal Year Gross Sales” means the gross sales (as defined in accordance with generally accepted accounting principles and determined in a manner consistent with that applied in preparing Salix’s annual audited financial statements) of the Products realized by Salix during any fiscal year following the Closing Date (including the partial fiscal year commencing on the Closing Date and ending on December 31, 2007).

1.33	“Generic Product” means any Oral Suspension pharmaceutical product in final form containing Famotidine as the sole active ingredient and in the same strength as the Pepcid OS Product, [*].

1.34	“Governmental Authority” means any national, regional, state, county, local or other government, or other court of competent jurisdiction, legislature, governmental, administrative or regulatory agency, department, body, bureau, council or commission or any other national, regional, state, county, local or other governmental authority or instrumentality, in each case having jurisdiction in the Territory, including, but not limited to, the FDA.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.35	“IND” means (a) an Investigational New Drug Application (as defined in the Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, including 21 CFR part 312) that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.36	“Inventory” means all saleable finished and packaged goods inventory of Merck related exclusively to the Existing Products and located within, or held by Merck for distribution within, the Territory.

1.37	“Liabilities” means any claims and/or complaints (including, without limitation, all damages, losses, expenses, adverse reactions, recalls, product and packaging complaints and other liabilities).

1.38	“Licensed Trademarks” means the trademarks relating to the Existing Products listed in Schedule 1.38, all of which will be licensed to Salix for use in the sale of the Existing Products in the Territory on an irrevocable (except as otherwise expressly provided in the Trademark License Agreement), perpetual, fully-paid, royalty-free, transferable and sublicensable basis pursuant to the Trademark License Agreement.

1.39	“Loss” or “Losses” means each and all of the following items to the extent actually incurred: claims, actions, causes of action, liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including, without limitation, interest which is imposed in connection therewith, reasonable costs and expenses of suits and proceedings, and reasonable fees and disbursements of counsel.

1.40	“Manufacturing Know-How” means the data, information and know-how that is not generally known, is controlled (whether by ownership or license) by Merck or its Affiliates as of the Closing Date, and is used by or on behalf of Merck as of the Closing Date for the manufacture of the Existing Products in the Field in the Territory on the Closing Date, regardless of whether it is included in the NDAs or otherwise, including, but not limited to, (1) the data, information and know-how that is identified or described with more specificity on Schedule 1.40 and (2) any other Manufacturing data, information and know-how provided by Merck pursuant to Section 3.3.1 that is not generally known. For the avoidance of doubt, if such data, information or know-how becomes publicly disclosed (other than as a result of any disclosure by Salix in breach of its obligations under Section 8.3.4 or any other provision of this Agreement or the Supply Agreement), such data, information or know-how shall no longer be deemed Manufacturing Know-How.

1.41	“Merck FDA Letters” means the letters from Merck to the FDA, duly executed by Merck, to be filed with the FDA no later than one (1) Business Day following the Closing Date with regard to the NDAs, the form of which is attached hereto as Schedule 1.41.

1.42	“Merck Image Product” shall mean Existing Products using the label for such Existing Product as it exists on the Closing Date in the Territory.

1.43	“Merck’s Standard Terms and Conditions” means the standard return terms and conditions as provided by Merck to Salix prior to the Closing Date, as the same may be amended by Merck from time to time for its products generally, in Merck’s sole and absolute discretion upon notice to Salix.

1.44	“NDAs” means the Pepcid OS NDA and the Diuril OS NDA, collectively.

1.45	“Non-Oral Suspension Pepcid Products” means any pharmaceutical preparation for sale by prescription, except for Oral Suspension, in final form containing Famotidine for any and all uses outside of the Field, including without limitation the Pepcid Tablet Products and any combination product including active ingredients other than Famotidine in combination with Famotidine.

1.46	“Oral Suspension” means a liquid preparation that consists of solid particles dispersed throughout a liquid phase in which the particles are not soluble and that is intended to be administered orally.

1.47	“Party” shall mean Merck and Salix, individually, and “Parties” shall mean Merck and Salix, collectively.

1.48	“Pepcid OS NDA” means the new drug application 19-527, including any submissions, amendments or supplements thereto and any official correspondence with FDA, as of the Closing Date.

1.49	“Pepcid OS Product” means the prescription oral suspension pharmaceutical product containing Famotidine as the active ingredient and approved by the FDA for human therapeutic use pursuant to the Pepcid OS NDA, which product, from its date of first commercial sale through the Closing Date, has been identified by NDC 0006-3538-92.

1.50	“Pepcid Tablet NDA” means the new drug application 19-462, including any submissions, amendments or supplements thereto and any official correspondence with FDA, as of the Closing Date.

1.51	“Pepcid Tablet Products” means the prescription tablet pharmaceutical products identified by NDC 0006-0963-31, NDC 0006-0963-58, NDC 0006-0964-31 and NDC 0006-0964-58 and containing Famotidine as the active ingredient.

1.52	“Permitted Encumbrance” means, with respect to any Asset, any encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established.

1.53	“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity.

1.54	“Products” means, collectively, (i) the Existing Products and (ii) any prescription Oral Suspension pharmaceutical product in final form containing Famotidine or Chlorothiazide, as the case may be, or any Famotidine Derivative or Chlorothiazide Derivative, as the case may be, as the sole active ingredient.

1.55	“Purchase Orders” means all purchase orders for the sale of Existing Products in the Territory after the Closing Date accepted by Merck prior to the Closing Date and all sales contracts pursuant to which Merck is obligated to sell Existing Products in the Territory after the Closing Date entered into by Merck prior to the Closing Date, in each case to the extent that they relate solely to Existing Products, as listed on Schedule 1.55 attached hereto.

1.56	“Rebate” means any payment or credit required under any agreement or by operation of law, including, without limitation, any retroactive form of the foregoing, rebate payable to a managed care organization or a pharmaceutical benefit manager and any rebate payable to a State Medicaid program (as described in the Social Security Act, 42 U.S.C. Section 1398r-8, and related provisions) or to a State pharmaceutical assistance program.

1.57	“Recorded Information” means information or data that is physically recorded or stored in a readable or retrievable form, including, without limitation, any information or data recorded in or on any writing, microfiche, computer disk, or electronic or optical storage media.

1.58	“Related Company” means (a) Johnson & Johnson-Merck Consumer Pharmaceuticals Co., (b) the several joint ventures between Merck and Schering-Plough Corporation, and (c) any joint venture, partnership, corporation or other business entity in which Merck owns an equity interest of fifty percent (50%) or less, as set forth on Schedule 1.58.

1.59	“Returned Products” means any Existing Product sold by Merck before the Closing Date and returned to Salix or to Merck within the time allowed for returns under Merck’s Standard Return Terms and Conditions. Returned Products do not include any Supplied Products or other Products sold directly by Salix after the Closing Date.

1.60	“Salix FDA Letters” means the letters from Salix to the FDA, duly executed by Salix, to be filed with the FDA no later than one (1) Business Day following the Closing Date with regard to the NDAs, the form of which is attached hereto as Schedule 1.60.

1.61	“Second Post-Closing Period” means the period from [*], through [*].

1.62	“Serious” means (as per ICH E2A) an adverse experience at any dose which is fatal or life threatening, results in persistent or significant disability/incapacity, requires in-patient hospitalization or results in prolongation of existing hospitalization, is a congenital anomaly/birth defect, or is a medically important event or reaction (even if not life-threatening, resulting in death, or requiring hospitalization) if, based upon appropriate medical judgment, such medical event or reaction may jeopardize the patient’s or subject’s health or may require medical intervention to prevent one of the other outcomes listed previously.

1.63	“Specifications” means the final release quality specifications for the Existing Products.

1.64	“Subsidiary” means an Affiliate of Salix of which one hundred percent (100%) of the voting stock or other equity interest is owned directly or indirectly by Salix.

1.65	“Supplied Products” means the Existing Products manufactured, labeled and packaged by Merck or its Affiliate that are sold to Salix pursuant to the Supply Agreement or the Transition Services Agreement (including, without limitation, Existing Products distributed for Salix by Merck under the Transition Services Agreement).

1.66	“Supply Agreement” means that certain agreement, dated as of even date herewith, by which Merck or its Affiliates will manufacture, or have manufactured and supply to Salix or its designees the Existing Products and the active pharmaceutical ingredients for the Existing Products.

1.67	“Taxes” means all taxes of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction, and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any person by any taxing authority or other Governmental Authority under applicable law.

1.68	“Territory” means the United States of America and its territories and possessions, including, without limitation, the Commonwealth of Puerto Rico. With respect to Diuril OS Product only the Territory shall include Sweden.

1.69	“Trademark License Agreement” means that certain Trademark and Domain Name License Agreement, dated as of even date herewith, by which Merck or its Affiliates will license to Salix the Licensed Trademarks.

1.70	“Transition Services Agreement” means that certain agreement, dated as of even date herewith, by which Merck or its Affiliates will provide certain transition services to Salix with respect to the Existing Products.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.71	Other Definitions

The following terms have the meaning set forth in the Sections below:

DEFINED TERM	LOCATION OF DEFINITION
AAA	10.10.1
Agreement	Introduction
AMP	7.5.1
Approvals	4.1.11
Asset Acquisition Statement	2.4.2
Closing	2.6.1
Closing Date	2.6.1
Closing Payment	2.4.1(b)
CMS	7.5.5
Excluded Claim	10.10
FCPs	7.9.2
FD&C Act	4.1.8
FSS	7.9.2
Insurance Term	8.2.2(a)
Manufacturing Know-How License	3.3.1
Merck	Introduction
Merck Intellectual Property	4.1.7
Non-FAMP	7.5.2
Retained Rights	2.2.1
Sales Data	4.1.13
Salix	Introduction
Salix Insurance	8.2.2(a)
Third Party Auditor	7.6.1
Third Party Consents	2.7.2

2	SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1	Sale of Assets

2.1.1	Subject to the terms and conditions hereof, Merck agrees to sell, transfer and assign (or in the case of the Licensed Trademarks and Manufacturing Know-How, to license), or cause its Affiliates to sell, transfer and assign (or in the case of the Licensed Trademarks and Manufacturing Know-How, to license), to Salix, on the Closing Date, the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, and Salix agrees to purchase (or in the case of the Licensed Trademarks and Manufacturing Know-How, to license) from Merck, on the Closing Date, such Assets.

2.1.2	Salix shall not acquire pursuant hereto any assets or rights of any kind or nature, real or personal, tangible or intangible, other than (i) all right, title and interest in and to the Assets and (ii) the licenses to the Manufacturing Know-How and Licensed Trademarks described herein and in the Ancillary Agreements, subject to the conditions and rights set forth herein and therein, and Merck shall retain all other assets, including, without limitation, the Excluded Assets. Nothing contained in this Agreement shall be deemed to create a liability or obligation for, or to impose any restriction on, any Related Company.

2.1.3	It is understood that Salix receives no rights by virtue of this Agreement (a) in any countries other than the Territory, except the right to (i) conduct research and development concerning Products outside the Territory and (ii) manufacture Products outside the Territory for sale or distribution in the Territory or use in research and development outside the Territory, or (b) outside the Field. For greater certainty, but without limiting the generality of anything otherwise contained herein, it is expressly understood and agreed that after the Closing Date, Salix shall not (A) sell, market or distribute Products (a) outside the Territory or (b) outside of the Field in the Territory or (B) knowingly sell, market or distribute Products to any Person for resale, marketing or distribution (x) outside the Territory or (y) outside the Field in Territory, except, in the case of (A) and (B), for the purposes of (1) conducting research and development outside the Territory or (2) Manufacturing Products for sale or distribution in the Territory or use in research and development outside the Territory.

2.2	Rights Retained by Merck

2.2.1	Notwithstanding Section 2.1 above, and subject to the remaining provisions of this Agreement, Merck (on behalf of itself and its Affiliates) as of the Closing Date reserves and retains the right (collectively, the “Retained Rights”) to use any data, know-how or intellectual property contained in the Assets to the extent they relate to:

(a)	the Excluded Assets or the Excluded Liabilities;

(b)	the manufacture, marketing, distribution, import or sale of the Products inside and outside of the Territory solely and exclusively for non-prescription use and non-human use;

(c)	the use of the Existing Products solely and exclusively for research and/or development purposes;

(d)	except as provided in Section 8.1.1, any pharmaceuticals, biologicals or chemical entities or products (other than the Existing Products) currently or hereafter developed, acquired, manufactured or marketed by Merck, including formulations, other than Oral Suspensions, containing the same active pharmaceutical ingredient(s) as the Existing Products;

(e)	any and all purposes outside the Territory; or

(f)	the defense or prosecution of any legal or regulatory proceeding to which Merck and/or its Affiliates is a party or a potential party.

2.2.2	Merck reserves and retains a right of reference to the NDAs in connection with (i) manufacture of the Existing Products under the Supply Agreement and (ii) any and all of the purposes set forth in Section 2.2.1.

2.2.3	Merck reserves and retains all rights with respect to registrations and sales relating to the Products outside the Territory and outside the Field in the Territory, provided that Salix, or any third party(ies) Manufacturing Products or conducting research and developments concerning Products on Salix’s behalf, outside the Territory to the extent expressly permitted by this Agreement, may obtain any such registrations as may be required in order to perform such activities outside the Territory.

2.3	Liabilities

2.3.1	Assumed Liabilities. Subject to the terms and conditions hereof, as of the Closing Date, Salix shall assume the Assumed Liabilities related to the Assets.

2.3.2	Excluded Liabilities. Salix shall not assume any liabilities or obligations of Merck or any of its Affiliates (other than the Assumed Liabilities to be assumed by Salix) and the Excluded Liabilities shall remain the sole obligation and responsibility of Merck and its Affiliates.

2.4	Consideration

2.4.1	Purchase Price

(a)	Salix has heretofore paid to Merck the sum of FIVE HUNDRED THOUSAND DOLLARS (US $500,000).

(b)	At the Closing, Salix shall pay to Merck the sum of FIFTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS (US $54,500,000) by wire transfer of immediately available funds in accordance with the written instructions delivered by Merck to Salix (the “Closing Payment”).

(c)

In the event that any Person (including Merck, its Affiliates and any Related Company) other than (i) Salix or its Affiliates, (ii) a Person of which Salix or its Affiliates owns an equity interest greater than one percent (1%) or (iii) any Person (other than Merck or its Affiliates) to whom Salix, its Affiliates or a Person defined in clause (ii) may grant rights under the Assets, including, without limitation, the NDAs, obtains the requisite regulatory approvals for and achieves a First Commercial Sale during the First Post-Closing Period, Merck shall, within 60 days after demand by Salix accompanied by reasonably sufficient evidence that such First Commercial Sale has occurred, pay to Salix the sum of FIFTEEN MILLION DOLLARS (US $15,000,000) by wire transfer of immediately available funds in accordance with the written instructions delivered by Salix to Merck.

(d)	In the event that (i) a First Commercial Sale does not occur during the First Post-Closing Period, and (ii) any Person (including Merck, its Affiliates and any Related Company) other than (x) Salix or its Affiliates, (y) a Person of which Salix or its Affiliates owns an equity interest greater than one percent (1%) or (z) any Person (other than Merck or its Affiliates) to whom Salix, its Affiliates or a Person of which Salix or its Affiliates owns an equity interest greater than one percent (1%) may grant rights under the Assets, including, without limitation, the NDAs, obtains the requisite regulatory approvals for and achieves a First Commercial Sale during the Second Post-Closing Period, then Merck shall, within 60 days after demand by Salix accompanied by reasonably sufficient evidence that such First Commercial Sale has occurred, pay to Salix the sum of [*] DOLLARS (US $[*]) by wire transfer of immediately available funds in accordance with the written instructions delivered by Salix to Merck. Any payment by Merck pursuant to this Section 2.4.1 shall be deemed to be an adjustment to the purchase price for the Assets. In no event shall Merck be obligated to make more than one payment pursuant to this Section 2.4.1.

2.4.2	Allocation of Consideration. Merck and Salix recognize their mutual obligations pursuant to Section 1060 of the Code to file timely IRS Form 8594 (the “Asset Acquisition Statement”) with each of their respective United States federal income tax returns. Accordingly, Merck and Salix shall, as promptly as practicable following the Closing Date with respect to the Existing Products, but in any event not later than sixty (60) days following the Closing Date allocate the Purchase Price between and among the underlying asset categories. If Merck and Salix shall have agreed on a Purchase Price allocation and an Asset Acquisition Statement, then Merck and Salix shall file the Asset Acquisition Statement in the form so agreed and neither Merck nor Salix shall take a tax position which is inconsistent with such Purchase Price allocation. Merck and Salix agree to cooperate to make any and all filings necessary or required in all other jurisdictions in which Assets are located and further agree that the positions taken in such filings shall be consistent with the Asset Acquisition Statement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.5	Inventory

At or prior to Closing, Merck shall deliver to Salix a listing, based on Merck’s inventory records of the Inventory maintained by Merck as of the Closing Date. At Closing, Salix shall pay to Merck, in consideration for the Inventory, the amount equal to (i) the number of units of Pepcid OS Products reflected in such inventory, multiplied by the cost therefor specified on Schedule 2.5, plus (ii) the number of units of Diuril OS Products reflected in such inventory, multiplied by the cost therefor specified on Schedule 2.5.

2.6	Closing

2.6.1	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place via facsimile at 10:00 a.m., New York time, on the date of this Agreement, or at such other time and/or on such other date as Merck and Salix shall agree. The date on which the Closing takes place is referred to herein as the “Closing Date”.

2.6.2	Closing Deliveries.

(a)	At the Closing, Merck shall deliver the following to Salix:

(i)	the Ancillary Agreements, executed by Merck;

(ii)	a copy of the executed Merck FDA Letters;

(iii)	an electronic copy of the NDAs; and

(iv)	a copy of the Third Party Consent listed on Schedule 2.7.2.

(b)	At the Closing, Salix shall deliver the following to Merck:

(i)	the Ancillary Agreements, executed by Salix;

(ii)	a copy of the executed Salix FDA Letters;

(iii)	the Closing Payment (by wire transfer of immediately available funds to an account designated by Merck); and

(iv)	payment for the Inventory (by wire transfer of immediately available funds to an account designated by Merck).

2.6.3	Merck shall deliver to Salix the Documents electronically (unless otherwise provided on Schedule 1.19) as soon as reasonably practicable but in no event later than [*] Business Days after the Closing Date, except for the Documents listed on items 4 and 7 of Schedule 1.19, each of which shall be delivered no later than [*] days of the Closing Date or as otherwise provided on Schedule 1.40. Notwithstanding any provision of this Agreement to the contrary, Merck shall have the right to retain copies of the NDAs and the Documents for its records and in order to exercise the Retained Rights.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.7	Regulatory and Third Party Approvals

2.7.1	FDA Notification of Transfer of the NDAs

(a)	Salix and Merck shall file the Salix FDA Letters and the Merck FDA Letters, respectively, with the FDA within one (1) Business Day after the Closing Date. Salix shall be responsible for the payment of any filing or similar fees payable to the FDA with respect to the transfer of the NDAs and the Products to the Salix. Transfer of title to the NDAs shall be effective as of the Closing Date.

(b)	In addition to the filing of the Salix FDA Letters and Merck FDA Letters, the Parties shall each, at the request of the other Party, promptly make any further filings and take any actions reasonably required to consummate the transactions contemplated hereby and perform its obligations hereunder, including without limitation, filing with the FDA, any other notices, assignments, documents and/or other materials required by applicable regulations and laws.

2.7.2	Third Party Consents. Each of the Parties hereto shall use its reasonable efforts and cooperate with the other Party hereto to promptly secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the Parties hereto to promptly effect the transactions contemplated hereby (the “Third Party Consents”) (all of which are listed in Schedule 2.7.2), and will otherwise use its reasonable efforts to cause the prompt consummation of such transactions in accordance with the terms and conditions hereof.

2.8	Post-Closing Payments

2.8.1	During the five-year period commencing on the Closing Date, Salix shall provide Merck with quarterly reports, not later than 45 days after the end of each Calendar Quarter, of the Fiscal Year Gross Sales to date achieved by Salix. Such reports shall be certified by the chief financial officer of Salix as true and correct, and shall be accompanied by such information and documentation as Merck may reasonably request to permit it to substantiate and verify such reports. In the event that, during the five-year period commencing on the Closing Date, Salix achieves Fiscal Year Gross Sales in excess of the amounts specified below, Salix shall pay to Merck the following amounts, each payable within ten (10) Business Days following the date of the report disclosing such Fiscal Year Gross Sales except as otherwise specified in this Section 2.8:

(a)	When Salix’s Fiscal Year Gross Sales first reach $[*] million, Salix shall pay to Merck the sum of $[*] million;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)	When Salix’s Fiscal Year Gross Sales first reach $[*] million, Salix shall pay to Merck the sum of $[*] million; and

(c)	When Salix’s Fiscal Year Gross Sales first reach $[*] million, Salix shall pay to Merck the sum of $[*] million.

2.8.2	The payments specified above shall be cumulative and all payments payable under this Section 2.8 shall not exceed $6 million in the aggregate. Salix and Merck agree to cooperate in the preparation of a supplemental Asset Acquisition Statement consistent with their obligations under Section 2.4.2 and Treasury Reg. § 1.1060-1(e) as a result of any adjustment to the Purchase Price. If more than one Fiscal Year Gross Sales target is first achieved in a single fiscal year, then the payment for each such target shall be payable, but Salix shall have the right to defer payment of the second such payment for a period of [*] and, if three payments are due with respect to a single fiscal year, to defer payment of the third such payment for a period of [*].

2.8.3	Salix has no right of setoff of any amounts due and payable, or any liabilities arising, under this Agreement against any amounts due and payable, or any liabilities arising, under the Ancillary Agreements. In addition, Salix has no right of setoff of any amounts due and payable, or any liabilities arising, under the Ancillary Agreements against any amounts due and payable, or any liabilities arising, under this Agreement. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to the other Party under this Agreement or the respective Ancillary Agreements.

3	LICENSES

3.1	Trademark License

At Closing, Merck and Salix shall enter into a Trademark License Agreement, granting Salix a perpetual, irrevocable (except as otherwise expressly provided in the Trademark License Agreement), fully-paid, royalty-free, exclusive, sublicensable, assignable license to the Licensed Trademarks in the Territory for use in the registration, manufacture, marketing, distribution and/or sale of the Products in the Territory and the Manufacturing of Products outside the Territory for use or sale in the Territory. In such Trademark License Agreement, the Parties shall agree to take such further actions as reasonably requested by the other Party, to effect the grant of the license to the Licensed Trademarks in accordance with the intent of this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2	NDA License

3.2.1	Subject to the terms and conditions of this Agreement, Salix hereby grants to Merck, effective as of the Closing, a perpetual, fully-paid, royalty-free, irrevocable and non-exclusive license, with the right to sublicense, to use and reference the NDAs and the data and know-how contained in the NDAs (a) for the research, manufacture (by or on behalf of Merck), sale and marketing of products other than the Products, including, without limitation, the Non-Oral Suspension Pepcid Products, in the Territory for use outside the Field, and (b) for all purposes with respect to the Products and all other products outside the Territory.

3.2.2	Subject to the terms and conditions of this Agreement, Merck hereby grants to Salix, effective as of the Closing, a perpetual, fully-paid, royalty-free, irrevocable and non-exclusive license, with the right to sublicense, to use and reference the “Drug Substance Specifications and Analytical Methods” sections of the Pepcid Tablet NDA and any other sections of the Pepcid Tablet NDA that the FDA advises Salix are necessary for, together with the data and know-how contained in those sections of the Pepcid Tablet NDA, the research, manufacture (by or on behalf of Salix), sale and marketing of the Products in the Field inside the Territory.

3.3	Manufacturing Know-How License

3.3.1	License Grant. Subject to the terms and conditions of this Agreement, the Supply Agreement and the Transitions Services Agreement, Merck hereby grants to Salix, effective as of the Closing, under the Manufacturing Know-How (i) a perpetual, irrevocable, fully-paid, royalty-free, exclusive (subject to Merck’s right to manufacture and have manufactured the Products pursuant to the Supply Agreement) worldwide license, with the right to sublicense, to manufacture or have manufactured (including by third parties for Salix) Products solely for use or sale in the Field in the Territory and (ii) a perpetual, irrevocable, fully-paid, royalty-free, nonexclusive, worldwide license, with the right to sublicense, to manufacture or have manufactured (including by third parties for or on behalf of Salix) Products for purposes of conducting research and development of Products outside the Territory (collectively, the “Manufacturing Know-How License”); provided that Salix shall not be entitled to exercise its rights under the Manufacturing Know-How License to manufacture or have manufactured the Products for sale prior to the date of expiration or termination of the Supply Agreement, except as otherwise permitted thereby.

3.3.2	Merck Ownership of Manufacturing Know-How. Salix acknowledges and agrees that, notwithstanding any information or data contained in the NDAs relating to Manufacturing, Merck retains sole ownership of and title to the Manufacturing Know-How and no ownership interest in or title to the Manufacturing Know-How is or has been transferred or conveyed to Salix or any other Person by this Agreement or otherwise. Salix acknowledges and agrees that it shall not at any time claim adversely to Merck or its Affiliates any right, title or interest in or to the Manufacturing Know-How, except as necessary to exercise, defend or protect its rights hereunder or under the Ancillary Agreements with respect thereto.

3.3.3	Supply of Active Ingredient and Materials. From and after the expiration or termination of the Supply Agreement, Salix, at its own expense, shall, as between the Parties, be responsible for (a) obtaining its own source of Famotidine, Chlorothiazide and any other ingredients and materials associated with the manufacture of the Existing Products, (b) obtaining all equipment necessary to manufacture the Existing Products, and (c) Manufacturing the Existing Products, provided that this Section 3.3.3 shall not create any affirmative obligation on the part of Salix to undertake any of the foregoing activities.

4	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of Merck

Merck hereby represents and warrants to Salix with regard to itself and/or the Assets, as the case may be, that, as of the Closing Date:

4.1.1	Corporate Status. Merck is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, USA and has all requisite corporate power and authority to own, use or operate the Assets, to produce, market, distribute and sell the Existing Products prior to the Closing Date and to consummate the transactions contemplated hereby.

4.1.2	Authority. Merck and its Affiliates each has the full corporate power and authority to enter into this Agreement, the Ancillary Agreements and any other documents contemplated hereby or thereby. Such deliveries will convey to Salix good and marketable title to the Assets. The execution and delivery of this Agreement and Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Merck and its Affiliates. This Agreement, the Ancillary Agreements and any other documents contemplated hereby or thereby constitute valid and legally binding obligations of Merck and its Affiliates enforceable against them in accordance with their respective terms.

4.1.3	Non-Contravention. The execution, delivery and performance by Merck and its Affiliates (as applicable) of this Agreement, the Ancillary Agreements and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment order, decree or other restriction of any Governmental Authority to which Merck or any of its Affiliates is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of Merck or any of its Affiliates, or (iii) constitute a material violation or breach by Merck or any of its Affiliates of any provision of any material contract, agreement or instrument to which Merck or any of its Affiliates is a Party or to which Merck or any of its Affiliates may be subject although not a Party.

4.1.4	No Broker. There is no broker, finder or financial advisor acting or who has acted on behalf of Merck, who is entitled to receive any brokerage or finder’s or financial advisory fee from Salix in connection with the transactions contemplated by this Agreement.

4.1.5	No Lawsuits; Consents. There is no lawsuit, arbitration or proceeding pending or, to the knowledge of Merck, threatened against Merck which might prevent the consummation of any of the transactions contemplated by this Agreement or have a material adverse effect upon the Assets, and, except for the consents required to be obtained pursuant to Section 2.7, the execution, delivery and performance by Merck of this Agreement, the Ancillary Agreements and each of the instruments contemplated hereby to which Merck is a Party and the consummation by Merck of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with any Governmental Agency or any other consent of any Person, firm or other entity.

4.1.6	Title to the Assets. Merck and its Affiliates are the true and lawful owners of, and will convey to Salix upon Closing, all right, title and interest in the Assets, free and clear of any adverse interest, claim, lien, pledge, mortgage, security interest, restriction on transfer or Encumbrance other than Permitted Encumbrances.

4.1.7	Intellectual Property. Merck owns all right, title and interest to the Assets, Manufacturing Know-How, and Licensed Trademarks with respect to the Existing Products for use in the Field in the Territory (collectively, the “Merck Intellectual Property”), free and clear of all Encumbrances. Neither Merck nor its Affiliates has any Recorded Information constituting notice of any claim in the Territory (i) that the Licensed Trademarks are not valid or enforceable trademarks, (ii) that Merck’s use of the Merck Intellectual Property infringes upon or conflicts with any trademark, service mark, name, logo, design, trade dress or other intellectual property rights of any third party, or (iii) that a third party is engaged in the unauthorized use or infringement of the Merck Intellectual Property. Any necessary registration, maintenance and renewal fees due in connection with the Licensed Trademarks have been paid in a timely manner and all necessary documents and certificates in connection with the Licensed Trademarks have, for the purposes of maintaining the Licensed Trademarks, been filed in a timely manner with all necessary Governmental Authorities in the Territory.

4.1.8

Compliance with Laws. The Manufacturing of the Existing Products is and has been conducted in compliance with cGMP, the Specifications, the NDAs, and all other applicable laws, rules, and regulations, and the development, marketing, sale, distribution, import and export of the Existing Products and the conduct of the Business are, and have been conducted, in compliance with all applicable laws, rules and regulations (including, but not limited to, the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) and the United States Prescription Drug Marketing Act, as amended from time to time) in all material respects. Neither the FDA nor any other Governmental Authority, has notified Merck that it is in violation of any laws, rules or regulations with respect to the Existing Products, the Business or the development, manufacture, use, sale, marketing, import or export thereof or of the active ingredients of the Existing Products in the Territory.

4.1.9	Inventory. Schedule 4.1.9 sets forth the Inventory as of the Closing Date. All of the Inventory was manufactured, produced, tested, validated and released in accordance with cGMP and the Specifications; none of the Inventory has been adulterated or misbranded within the meaning of the FD&C Act and the regulations promulgated thereunder; and none of the Inventory is an article that may not be introduced into interstate commerce under the provisions of Section 404 or 505 of the FD&C Act. The Existing Products in the Inventory are of a quality usable and saleable in the ordinary course of Business and do not have an expiration date prior to [*] months after the Closing Date.

4.1.10	Third Party Contracts. Except for the Astellas Agreements, the Purchase Orders, the obligations that arise out of the listing of the Existing Products on the Federal Supply Schedule, and a Section 340B contract with the Office of Drug Pricing, there are no contracts between Merck (or any Affiliate thereof) and any third parties (including, but not limited to, government agencies, health maintenance organizations and other buyers of the Existing Products in the Territory) specifically relating to the sale of the Existing Products in the Territory. The Third Party Consent listed on Schedule 2.7.2 is in full force and effect as of the Closing Date and shall not be modified or terminated after the Closing Date without the prior written consent of Salix.

4.1.11	Regulatory Status

(a)	Merck has all required approvals, licenses, permits, authorizations and registrations with any Governmental Authority with respect to the use of the Assets and the use, manufacture, sale, marketing, and import of Existing Products in the Territory, including without limitation all required FDA registrations and the NDAs (the “Approvals”). Each Approval is in full force and effect. Merck is in compliance in all material respects with each Approval. All information submitted or made known by Merck to any Governmental Authority for the purpose of seeking the Approvals has, to Merck’s knowledge, been true, accurate and complete in all material respects, and Merck and its Affiliates have taken all reasonable steps to ensure that such information is true, accurate and complete in all material respects.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)	Except for certain ongoing reporting and administrative requirements and except as otherwise disclosed in publicly available FDA records and filings, there are no outstanding material commitments or obligations of Merck to the FDA or any other Governmental Authority with respect to the Approvals or the Existing Products. Merck has made available to Salix copies, if any, of all serious and unexpected adverse event reports and periodic adverse event reports with respect to the Existing Products that have been filed by Merck with the FDA, including any correspondence relating thereto.

(c)	There is no action or proceeding by any Governmental Authority pending or, to the knowledge of Merck as of the Closing Date, threatened, seeking the revocation or suspension of any Approval in the Territory.

4.1.12	Taxes. Merck has no material liability for Taxes that would affect Salix’s rights, title and interest in or Salix’s right to use or enjoy (free and clear of any lien or restriction) any Asset, Licensed Trademark, or Manufacturing Know-How, or any aspect of the Business acquired by Salix pursuant to this Agreement or the Ancillary Agreements.

4.1.13	Sales Data. The historical sales data related to the Existing Products for the period from [*] to [*] provided to Salix prior to the date hereof (the “Sales Data”) has been prepared by Merck pursuant to and is consistent with the books and records of Merck and presents fairly the sales of Existing Products for the respective periods covered thereby. The internal books and records of Merck upon which the Sales Data was prepared have been kept accurately in all material respects.

4.1.14	Disclaimers. Merck does not make any representation or warranty, and specifically disclaims any warranty:

(a)	That the Assets will be useful to Salix for any purpose whatsoever; and more specifically Merck makes no representations or warranties concerning the Manufacturing process, or the efficacy, efficiency or adequacy of the Assets for the purpose of Manufacturing, marketing or selling the Products or any other product either before or after the Closing.

(b)	Concerning the efficacy or safety for human use of Famotidine, Pepcid OS Product or any other product, whether in the formulation heretofore manufactured and sold under the name “PEPCID” or in the form of any other hydrates, solvates, salts, polymorphic forms (different crystal forms) of Famotidine or any Derivatives thereof.

(c)	Concerning the efficacy or safety for human use of Chlorothiazide, or Diuril OS Product or any other product, whether in the formulation heretofore manufactured and sold under the name “DIURIL” or in the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

form of any other hydrates, solvates, salts, polymorphic forms (different crystal forms) of Chlorothiazide or any Derivatives thereof.

(d)	Concerning the accuracy, completeness or utility of the Documents contained within the Assets.

(e)	Concerning any legal and regulatory requirements that must be satisfied by Salix before Salix will be able lawfully to manufacture, market and sell the Products in the Territory.

(f)	That any medical information provided by Merck to Salix concerning the use of the Existing Products is in accordance with sound medical practice or may be relied on by Salix or any other Person for any purpose.

(g)	That it is the holder of any unexpired patent rights for the Existing Products in the Territory.

(h)	SALIX ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, MERCK HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER AND SALIX HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SALIX ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SALIX IS ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS” BASIS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE ASSETS OR AS TO THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON OR AS TO ANY OTHER MATTER.

4.2	Representations and Warranties of Salix

Salix represents and warrants, as of the Closing Date that:

4.2.1	Corporate Status. Salix is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted and to consummate the transactions contemplated hereby.

4.2.2

Authority. Salix and its Affiliates each has the full corporate power and authority to enter into this Agreement, the Ancillary Agreements and any other documents contemplated hereby or thereby. The execution and delivery of this Agreement and Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Salix and its Affiliates. This Agreement, the Ancillary Agreements and any other documents contemplated hereby or thereby constitute valid and legally binding obligations of Salix and its Affiliates enforceable against them in accordance with their respective terms.

4.2.3	Non-Contravention. The execution, delivery and performance by Salix and its Affiliates (as applicable) of this Agreement, the Ancillary Agreements and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment order, decree or other restriction of any Governmental Authority to which Salix is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of Salix, or (iii) constitute a material violation or breach by Salix of any provision of any material contract, agreement or instrument to which Salix is a Party or to which Salix may be subject although not a Party.

4.2.4	No Broker. There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Salix, who is entitled to receive any brokerage or finder’s or financial advisory fee from Merck in connection with the transactions contemplated by this Agreement.

4.2.5	No Lawsuits; Consents. There is no lawsuit, arbitration or proceeding pending or, to the knowledge of Salix, threatened against Salix which might prevent the consummation of any of the transactions contemplated by this Agreement, and, except for the consents required to be obtained pursuant to Section 2.7, the execution, delivery and performance by Salix of this Agreement, the Ancillary Agreements and each of the instruments contemplated hereby to which Salix is a Party and the consummation by Salix of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with any Governmental Authority or any other consent of any Person, firm or other entity.

4.2.6	Insurance. Salix has obtained the insurance coverages required in Section 8.2.2 hereof.

4.2.7	Debarred Personnel. Salix has not been debarred and is not subject to debarment pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or nor is it the subject of a conviction described in such section.

4.2.8	Intention to Distribute Diuril OS Products. Salix has no current intention or plan to discontinue at any time the supply and distribution of the Diuril OS Product for the Territory.

4.2.9	Financial Capacity. Salix has adequate financial resources to complete the transactions contemplated hereby and to perform its obligations under this Agreement and the Ancillary Agreements.

4.2.10	Compliance with State Law. Salix is aware of state laws in the United States relating to distribution of Merck Image Product, and can legally distribute Merck Image Product in all states, territories and possessions of the United States.

5	REGULATORY COVENANTS

5.1	Maintenance of NDAs

5.1.1	After the Closing Date and until such time as Salix decides to withdraw the Pepcid OS NDA, Salix shall maintain the validity and good standing of the Pepcid OS NDA such that Salix is authorized to manufacture (or have manufactured pursuant to and in accordance with the Supply Agreement) and to sell the Pepcid OS Product under the name “PEPCID” in the Territory, in accordance with applicable laws and regulations. During such period, Salix shall not alter or impair the Pepcid OS NDA in any manner or take any other action with respect to the Assets that might adversely affect Merck’s or its Affiliates’ or Related Companies’ ability to (i) manufacture the Pepcid OS Product under the Supply Agreement or (ii) otherwise exercise their rights regarding (x) the Excluded Assets or (y) Famotidine and its Derivatives outside the Field or outside the Territory.

5.1.2	During the period specified in Section 6.4, Salix shall maintain the validity and good standing of the Diuril OS NDA such that Salix is authorized to manufacture (or have manufactured pursuant to and in accordance with the Supply Agreement) and to sell the Diuril OS Product under the name “DIURIL” in the Territory, in accordance with applicable laws and regulations. During such period, Salix shall not alter or impair the Diuril OS NDA in any manner or take any other action with respect to the Assets that might adversely affect Merck’s or its Affiliates’ or Related Companies’ ability to (i) manufacture the Diuril OS Product under the Supply Agreement or (ii) otherwise exercise their rights regarding (x) the Excluded Assets or (y) Chlorothiazide and its Derivatives outside the Field or outside the Territory.

5.1.3	After the Closing Date and until such time as Merck decides to withdraw or convey the Pepcid Tablet NDA, Merck shall maintain the validity and good standing of the Pepcid Tablet NDA such that Merck is authorized to manufacture and to sell the Pepcid Tablet Product under the name “PEPCID” in the Territory, in accordance with applicable laws and regulations. During such period, Merck shall not alter or impair the Pepcid Tablet NDA in any manner that might adversely affect Salix’s or its Affiliates’ ability to exercise the rights pursuant to the license set forth in Section 3.2.2 hereof.

5.2	Labeling

5.2.1	From and after the Closing Date, except to the extent otherwise provided in this Agreement, the Supply Agreement or the Transition Services Agreement, Salix will be responsible for developing, and shall promptly develop, at its own expense, new labeling (i.e., the package insert), new NDC numbers and printed packaging components, including, without limitation, bottle labels, cartons, shipper end-labels and packaging data as appropriate for the Products. Unless otherwise specifically provided herein or in the Supply Agreement or Transition Services Agreement, Salix, at its own expense, shall prepare and file with the FDA any and all reports, documents and materials, and take such other actions, as are necessary to undertake the foregoing.

5.2.2	Notwithstanding the provisions of Section 5.2.1, with respect to certain labeling for the Pepcid OS Product, the Parties acknowledge and agree as follows:

(a)	The Pepcid OS Product and Pepcid Tablet Products share a common product circular and such product circular contains the Merck company signature.

(b)	Concurrently with or after the amendment described in subparagraph (b) above has been completed, (1) the Parties shall amend the product circular for the Pepcid OS Product and the Pepcid Tablet Products in order to establish two separate product circulars so that (i) one refers primarily to the Pepcid OS Product and identifies Salix as the owner of such Pepcid OS Product and (ii) the other refers primarily to the Pepcid Tablet Products and identifies Merck as the owner of such Pepcid Tablet Products. The foregoing amendments to the product circulars shall be effected by annual report submissions to FDA by Merck and Salix, respectively. Thereafter, Salix shall be solely responsible for the product labeling as described in Section 5.2.1).

5.3	Regulatory Compliance

From and after the Closing Date, except as provided in the Transition Services Agreement and with respect to the manufacture of the Existing Products pursuant to the Supply Agreement, Salix will be responsible for, and shall conduct, all regulatory compliance activities with respect to the NDAs and the Products in the Territory.

5.3.1	Reporting Obligations. After the Closing Date, Salix shall have full responsibility for completing and filing, and shall complete and file, the annual report and all other reports required by any Government Authority in the Territory for the Products. With respect to such period of time that Merck is supplying Existing Products to Salix pursuant to the Supply Agreement, Merck shall provide to Salix Merck’s internal annual review to the extent applicable to the Existing Products in the Field and in the Territory.

5.3.2	Annual Report; Other FDA Submissions. Upon request by Merck, Salix shall promptly send to Merck a copy of the annual report for the NDAs, any other New Drug Application(s) or other regulatory approvals or applications with respect to the Products, any supplements, amendments or changes to the NDAs, other New Drug Application(s), other regulatory approvals or applications, and any INDs or other filing, correspondence or other communication (including any summaries or reports thereof) made with, or to, or received from, the FDA with respect to the Products, and any changes made to the product circular or product label for the Products after the Closing Date. Merck agrees to assist Salix in the preparation of the first annual report for the Existing Products.

5.3.3	Third Party Contractors; Debarment. Salix shall not at any time retain or use in any capacity in connection with the research, development, manufacture, marketing, sale or distribution of the Products any Person who has been debarred pursuant to Section 306 of the Federal Food, Drug, and Cosmetic Act, as amended, or who is the subject of a conviction described in such section. Salix shall inform Merck in writing immediately if Salix, any of Salix’s Affiliates or, to Salix’s knowledge, any other Person connected with the research, development, manufacture, marketing, sale or distribution of the Products is debarred or is the subject of a conviction described in such Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Salix’s knowledge, is threatened, relating to the debarment or conviction of Salix or any such Person.

5.4	Adverse Events

5.4.1	Effective as of the Closing Date, Salix shall be responsible for reporting of adverse event information received with respect to the Products to meet the current requirements for adverse drug reaction reporting to the FDA and shall comply with the adverse experience reporting requirements set forth in this Section 5.4 with respect to the Existing Products, except as otherwise provided in the Transition Services Agreement. Pursuant to Section 2.6.3, Merck will provide Salix an electronic copy of all legacy data of adverse events or experiences, both Serious and non-Serious, as maintained by Merck on its global safety database.

5.4.2	Merck and its Affiliates shall provide to Salix, and Salix shall provide to Merck, timely notice of all side effects, drug interactions and other adverse effects identified or suspected by such Party with respect to the Existing Products. Merck shall provide Salix, and Salix shall provide Merck, with all necessary assistance in complying with all adverse reaction reporting requirements established by, or required under, either of the NDAs within the Territory.

5.4.3	Merck shall provide Salix, and Salix shall provide Merck, within five (5) calendar days of “date first learned,” written notice of all such side effects, drug interactions and other adverse effects reported to such Party or its Affiliates regarding the Products. With respect to any such information, Merck and Salix shall also use reasonable efforts to obtain, and to furnish to each other, such information, including, but not limited to, patients, circumstances, consequences and sources of information, reasonably sufficient to permit the other Party to evaluate such side effects, drug interactions or other adverse effects of the Products. Each Party shall retain all documents, reports, studies and other materials relating to any and all such side effects, drug interactions, or other adverse effects relating to the Products. Upon reasonable written notice, Merck shall permit Salix, and Salix shall permit Merck, to inspect, and to make copies of, all such documents, reports, studies and other materials.

5.4.4	Merck shall provide Salix, and Salix shall provide Merck, with such assistance as the other Party shall reasonably request in connection with the identification, analysis, mitigation and elimination of all such side effects, drug interactions and other adverse effects with respect to the Products, as applicable, provided, however, that, in the event that the FDA requires any clinical studies or additional studies with respect to any such side effects, drug interactions or other adverse effects of the Products in order to maintain the NDA for such Products, Salix shall bear the costs in relation to the performance of any such studies Salix elects, in its sole discretion, to conduct.

5.4.5	Within thirty (30) days of the Closing Date, Merck and Salix shall enter into a separate agreement, consistent with pharmaceutical industry practices and standards, regarding procedures for adverse event reporting for the Products.

5.5	Recalls

Effective as of the Closing Date, Salix shall have full responsibility for determinations to initiate recalls, field corrections or withdrawals with respect to Products sold or marketed in the Field in the Territory, provided, however, that during the term of the Supply Agreement any recalls, field corrections or withdrawals shall be effected in accordance with the Supply Agreement. The costs of any such recall or withdrawal, to the extent not subject to the provisions of the Supply Agreement, shall be deemed to be an Assumed Liability except to the extent encompassed within the term “Excluded Liability”, in which case such costs shall be borne by Merck.

6	SUPPLY AND MANUFACTURING COVENANTS

6.1	Supply of Products

Except with respect to the Supplied Products pursuant to the Supply Agreement and any extension or modification thereof, Salix will manufacture, or have manufactured on its behalf by a third party, the Products, in compliance with cGMPs and in material compliance with those applicable laws governing quality compliance of human pharmaceutical products.

6.2	FDA Approval

To the extent that the manufacture, distribution and sale of the Products is subject to approval or certification by the FDA, Salix will not manufacture, distribute or sell the Products without such approval or certification.

6.3	Storage and Distribution of the Products

Salix shall comply with cGMP in the storage and distribution of Inventory and Supplied Products.

6.4	Continued Sale of Diuril OS Product

Merck and Salix acknowledge and agree that the Diuril OS Product is medically necessary to treat a disease, illness, condition and/or patient population, that there are no alternative sources or acceptable alternative molecules, and that the Diuril OS Product is currently being used for its appropriate indications in the Territory. It is the joint desire of Merck and Salix that the Diuril OS Product satisfy the foregoing need and continue to be available to the public to meet reasonably anticipated patient needs. Consequently, and as a material inducement to Merck to enter into this Agreement, Salix agrees for a period of at least [*] to maintain a supply of Diuril OS Product for the Territory reasonably sufficient to meet reasonably anticipated patient needs and demands as determined by reference to certain historical data as set forth on Schedule 6.4, but taking into account any subsequent developments that cause Merck and Salix to mutually agree in writing that such Diuril OS Product is no longer medically necessary. In addition, Salix shall distribute the Diuril OS Product in the Territory in a manner reasonably calculated to meet such patient needs and demands. Further, no later than [*], Salix shall obtain and receive approval from the FDA to provide for an update to the packaging and formulation of the Diuril OS Product from a source of supply other than Merck or its Affiliates and shall keep Merck periodically and reasonably informed of such approval process. Any failure of Salix to perform its obligations under this Section 6.4 shall constitute a material breach of this Agreement.

6.5	Equipment

In the event that Merck determines that it desires to sell certain equipment related to the manufacture of the Existing Products, and Salix desires to acquire any or all such equipment from Merck, Salix may request that Merck sell such equipment to Salix. In the event of such request, Merck and Salix shall negotiate in good faith and seek to reach agreement for the sale of such equipment by Merck to Salix on an as is basis upon mutually acceptable terms, taking into account the fair market value of such equipment at the time of sale.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7	OTHER COVENANTS RELATING TO THE PRODUCTS

7.1	Customer Matters

7.1.1	Customer Notification. Merck will notify the other parties to the Purchase Orders in writing within [*] Business Days after the Closing Date that Salix is the owner of the NDAs for the Existing Products in the Territory but that Merck will continue to distribute the Existing Products, as Salix’s agent, for a limited period of time pursuant to the Transition Services Agreement.

7.1.2	Orders; Customer Service. Commencing on the Closing Date, Salix shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of Products in the Territory including the handling of customer orders; provided, that Merck shall perform certain services for Salix with respect to the Existing Products. For a period of [*] from and after the Closing Date, if Merck receives any customer order for an Existing Product in the Territory, Merck shall, within [*] of receipt, forward such order to Salix by facsimile, followed by the original hard copy if the order is placed by hard copy and if requested by Salix. Except as provided in the Transition Services Agreement, commencing on the Closing Date, Salix shall be responsible for and handle all customer complaints and inquiries (medical and non-medical) with respect to the Products.

7.2	Promotion and Marketing

7.2.1	Products Selling Price. Effective as of the Closing Date, Salix shall independently determine and set prices for the Products in the Territory to be sold by Salix, including the selling price, volume discounts, rebates and similar matters.

7.2.2	Advertising and Promotional Materials

(a)	Salix Promotion. Commencing on the Closing Date, Salix shall be responsible for development of all advertising and promotional materials in the Territory for the Products, if any.

(b)	FDA Contacts. Commencing on the Closing Date, Salix shall be the contact for review and discussion of all promotional materials for the Products with the FDA. In connection with the transfer hereunder of the NDAs, Salix shall file on a timely basis after the Closing Date, all promotional materials for the Products as may be required with the FDA.

(c)	Use of Merck Trade Names. Except to the extent otherwise provided in the Supply Agreement or the Transition Services Agreement, beginning on

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

the Closing Date, Salix shall mark clearly all units of the Products manufactured or distributed by Salix to indicate Salix’s ownership of the Products in the Territory and shall not use the words, names or combined letters “Merck”, “Merck & Co., Inc.”, “MMD”, “Merck Manufacturing Division”, “Merck Sharp & Dohme”, “MSD”, “Merck Frosst”, “Frosst”, “Merck Frosst Canada Ltd.” or any variation thereof or other word, name or letter combination substantially similar thereto, or any other trade name or trademark (except as expressly set forth in the Trademark License Agreement) of Merck, or any NDC of Merck, in connection with the Products or otherwise, or as part of the name of Salix. After the Closing Date, except to the extent otherwise provided in the Supply Agreement or the Transition Services Agreement, Salix shall not give the impression to the public, to physicians or to the pharmaceutical marketplace that the Products are products of Merck or its Affiliates or are in any way connected with Merck or its Affiliates (except in a public announcement approved by Merck as provided in Section 8.3.2), provided that Salix shall be entitled to identify any Existing Products supplied to Salix under the Supply Agreement as manufactured by Merck.

(d)	Trade Dress. Commencing on the Closing Date, Salix shall not use trade dress, packaging (both internal and external) or labeling which is substantially the same as that of Merck in connection with any Product which is not manufactured by, or purchased under this Agreement or the Supply Agreement from, Merck or its Affiliates.

7.3	Medical and Other Inquiries

7.3.1	Commencing on the Closing Date, Salix shall be responsible for, and shall respond to, all medical inquiries related to the Products. In addition, Salix shall be responsible for, and shall conduct, all correspondence and communication with physicians and other health care professionals in the Territory relating to the Products. Salix shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.

7.3.2	Merck and Salix shall cooperate to effect an orderly transfer of the responsibilities associated with correspondence and communication with health care professionals and customers relating to the Existing Products sold in the Territory. Except to the extent otherwise required in the case of medical emergency (in which case, Merck shall promptly inform Salix of the question and response), Merck will refer all questions raised by health care professionals and customers relating to the Products sold by Salix in the Territory to Salix for response. Salix shall provide to Merck a U.S. toll-free telephone number and facsimile number to use for such referrals.

7.4	Returned Products, Chargebacks and Rebates

7.4.1	Salix shall keep adequate records of any Returned Products and shall promptly notify Merck of receipt of any Returned Products. Salix shall at the request of Merck remit all such Returned Products to Merck at:

[*]

[*]

[*]

[*]

at the expense of Merck, unless Merck specifically authorizes Salix to destroy such Returned Products at Merck’s expense, in which event Salix shall provide such certifications regarding the destruction and cost of destruction of such Returned Products as Merck shall reasonably require.

7.4.2	Merck shall keep adequate records of any Distributor Returned Products and shall promptly notify Salix of receipt of any Distributor Returned Products. Merck shall at the request of Salix remit all such Distributor Returned Products to Salix at:

Salix Pharmaceuticals, Ltd.

Attn: Brad Bainbridge

1700 Perimeter Park Drive

Morrisville, NC 27560-8404

Fax: 919-862-1095

at the expense of Salix, unless Salix specifically authorizes Merck to destroy such Distributor Returned Products at Salix’s expense, in which event Merck shall provide such certifications regarding the destruction and cost of destruction of such Distributor Returned Products as Salix shall reasonably require.

7.4.3	Merck shall give credit for all Returned Products in accordance with Merck’s Standard Return Terms and Conditions to (i) customers who purchased Returned Products from Merck and return such Returned Products to Merck and (ii) Salix if Salix provides documentation that it provided credit to a customer who purchased Returned Products from Merck and returned such Returned Products to Salix. A Product shall be deemed a Returned Product if it comes from a batch from which any sale was made by Merck prior to the Closing Date.

7.4.4	Salix shall be responsible for all Distributor Returned Products and shall give credit for all Distributor Returned Products in accordance with Merck’s Standard Return Terms and Conditions to (i) customers who purchased Distributor Returned Products and return such Distributor Returned Products to Salix and (ii) Merck if Merck provides documentation that it provided credit to a customer who

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

purchased Distributor Returned Products and returned such Distributor Returned Products to Merck. A Product shall be deemed a Distributor Returned Product if it does not come from a batch from which any sale was made by Merck prior to the Closing Date.

7.4.5	Merck shall be responsible for processing all chargebacks arising from sales of the Existing Products bearing Merck’s NDC by wholesalers to customers in the Territory. Merck shall be responsible for the cost of such chargeback claims submitted prior to the Closing Date and through (and including) [*]. Salix shall be responsible for the cost of all chargeback claims submitted on or after [*] (including, without limitation, any Supplied Products sold by Merck as distributor for Salix pursuant to the Transition Services Agreement).

7.4.6	Salix shall be responsible for payment of all non-Medicaid Rebates arising from the utilization of the Existing Products bearing Merck’s NDCs sold on and after the Closing Date in the Territory (including, without limitation, the utilization of any Supplied Products sold by Merck as distributor for Salix pursuant to the Transition Services Agreement).

7.4.7	Merck shall be responsible for processing all Medicaid Rebates for the Existing Products bearing Merck’s NDC. Salix will cooperate as necessary to facilitate the processing of Medicaid Rebate claims by Merck during this period. Salix shall reimburse Merck for all such Rebates paid by Merck for Existing Products sold on or after the Closing Date.

7.4.8	Salix shall at all times have sole and exclusive responsibility for the processing and payment of any and all chargebacks and Rebates arising from or with respect to Products bearing Salix’s NDC numbers.

7.5	Price Submissions and Certifications

7.5.1	Monthly Submissions to Merck. Beginning on the Closing Date, Salix shall submit to Merck on a monthly basis, within [*] days after the last day of the previous month, the monthly Average Manufacturer Price (“AMP”) for each Existing Product that bears a Merck NDC number, calculated from sales of that Existing Product made by Salix (including, without limitation, sales made by Merck as distributor for Salix under the Transition Services Agreement) in accordance with applicable law and regulatory guidance.

7.5.2	Quarterly Submissions to Merck. Beginning on the Closing Date, Salix shall submit to Merck on a quarterly basis, within [*] days after the last day of the previous calendar quarter, the quarterly AMP, Best Price, and Non-Federal Average Manufacturer Price (“Non-FAMP”) for each Existing Product that bears a Merck NDC, calculated from sales of that Existing Product made by Salix (including, without limitation, sales made by Merck as distributor for Salix under the Transition Services Agreement) in accordance with applicable law and regulatory guidance.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.5.3	Customary Prompt Pay Discounts and Nominally Priced Sales. Salix agrees to include with its quarterly AMP submissions to Merck information concerning all customary prompt pay discounts on sales of each Existing Product that bears a Merck NDC that Salix provided to wholesalers during the preceding calendar quarter. Salix also agrees to include with its quarterly Best Price submissions to Merck information concerning all nominally priced sales that occurred during the preceding calendar quarter and that Salix excludes from each Best Price calculation.

7.5.4	Representations and Warranties Concerning Price Submissions to Merck

Salix understands that Merck is reasonably relying on Salix for the timely and accurate submission of the information described in Subparagraphs 7.5.1 through 7.5.3. Accordingly, Salix represents and warrants that: (a) any information submitted to Merck pursuant to those subparagraphs: is accurate, based on the best and most complete data available at the time each submission is made; and (b) each price is calculated pursuant to the appropriate price calculation methodology. Salix further represents and warrants that each of its price calculation methodologies complies with applicable law, including without limitation all applicable regulations and agency guidance.

7.5.5	Certifications to Merck

(a)	Salix agrees that each AMP and Best Price submission to Merck shall be accompanied by the following certification, to be executed by the Salix official who executes the certifications that accompany Salix’s Medicaid rebate-related price reports to the Centers for Medicare and Medicaid Services (“CMS”):

I, John Temperato, Vice President, Managed Markets, an authorized representative of Salix Pharmaceuticals LTD, certify that the information provided to Merck & Co., Inc. with this submission: (a) is accurate based on the best information currently available; and (b) has been calculated pursuant to Salix’s Medicaid Drug Rebate Program calculation methodology.

I further certify that Salix’s Medicaid Drug Rebate Program calculation methodology fully complies with all applicable laws and regulations, and all applicable guidance issued by the Centers for Medicare and Medicaid Services.

(b)	Salix agrees that each non-FAMP submission to Merck shall be accompanies by the following certification:

I, John Temperato, Vice President, Managed Markets, an authorized representative of Salix Pharmaceuticals LTD, certify that the information provided to Merck & Co., Inc. with this submission: (a) is accurate based on the best information currently available; and (b) has been calculated pursuant to Salix’s non-Federal Average Manufacturer Price calculation methodology.

I further certify that Salix’s non-Federal Average Manufacturer Price calculation methodology fully complies with all applicable laws and regulations, and all applicable guidance issued by the Department of Veterans Affairs.

7.6	Audits and Price Submissions

7.6.1	Merck Audit Rights. Merck shall have the right to have an independent third party reasonably acceptable to Salix (“Third Party Auditor”) audit and examine all relevant records of Salix as may be reasonably necessary to verify the accuracy and completeness of the prices and other information submitted to Merck pursuant to Paragraph 7.5 and to verify that each of Salix’s price calculation methodologies complies with applicable law. Such Third Party Auditor shall execute a confidentiality agreement and shall report its conclusions to both Merck and Salix without disclosing to Merck any information about pricing or discounts for any of the Products, except information that Salix is required to submit to Merck pursuant to Paragraph 7.5, including the correct figures if the auditor believes any price or other information submitted by Salix was incorrect. Payment for any audit services rendered by the Third Party Auditor shall be made by [*].

7.6.2	Representations and Warranties Concerning Information Furnished to the Third Party Auditor. Salix represents and warrants that all information required to be provided to the Third Party Auditor: (a) will be made available for inspection and audit by the Third Party Auditor not later than seven (7) days after the close of each month; (b) will be complete and accurate; and (c) will be collected and maintained in accordance with applicable law.

7.7	Restatements of Price Submissions

7.7.1	Routine Restatements. With respect to any information described in Subparagraphs 7.5.2 or 7.5.3 and submitted by Salix to Merck, Salix agrees, upon obtaining sales data not available at the time the information was originally submitted to Merck but that renders the original submission incorrect, to revise the original information and to re-submit the information to Merck within five (5) days of obtaining the new sales data.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.7.2	Restatements to Address Inaccuracies in Original Price Submissions. Upon discovery by Merck or Salix, either through their own efforts or those of the Third Party Auditor, that any information was inaccurate at the time it was originally submitted, Salix agrees to correct the inaccurate information and to re-submit the information to Merck within five (5) days of its own discovery of the inaccuracy or notification by Merck or the Third Party Auditor of the inaccuracy.

7.8	Indemnification Related to Price Submissions

7.8.1	Agreement to Indemnify. Salix shall reimburse and indemnify Merck for any liability that results from any inaccuracy in any price or related information submitted to Merck pursuant to Paragraph 7.5.

7.8.2	Construction with Other Provisions. The indemnity obligation set forth above shall be separate from, in addition to, and not subject to, any indemnification obligations arising under Article 10 of this Agreement.

7.9	Provision of Historical Pricing Information

7.9.1	Medicaid Drug Rebate Program. Within [*] days of the Closing Date, Merck shall provide to Salix the baseline information for the Existing Products that Merck submitted to CMS in accordance with Paragraph II(f) of its Medicaid Rebate Agreement with the Secretary of Health and Human Services, including, but not limited to, base date AMP.

7.9.2	Federal Supply Schedule Listings. Within [*] days of the Closing Date, Merck shall provide to Salix the necessary information required by Salix to establish the Products bearing Salix’s NDCs on Salix’s Federal Supply Schedule (“FSS”) contract, including, but not necessarily limited to, the Products’ Federal Ceiling Prices (“FCPs”), FSS prices that are in effect as of the Closing Date, and any other historical information necessary for Salix to calculate the Products’ FCPs or FSS prices for the following calendar year. By the date Salix begins marketing or selling Products bearing Salix’s NDCs, Salix agrees to execute with the Secretary of Veterans Affairs an FSS contract, a Master Agreement, and a Pharmaceutical Pricing Agreement, each covering the Products bearing Salix’s NDCs.

7.9.3	Section 340B Pricing. Within [*] days of the Closing Date, Merck shall provide to Salix the necessary information required by Salix to establish the Products bearing Salix’s NDCs on Salix’s contract with the Secretary of Health and Human Services entered into pursuant to Section 340B of the Public Health Service Act, which such contract Salix will execute by no later than the date it begins marketing or selling Products bearing Salix’s NDCs.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8	ADDITIONAL COVENANTS

8.1	Covenants of Merck

Merck hereby covenants and agrees that:

8.1.1	Non-Competition Relating to Products. During the period commencing on the Closing Date and ending on the [*] thereof, Merck and its Affiliates shall not:

(a)	market, sell or distribute any prescription Oral Suspension pharmaceutical product containing Famotidine, Chlorothiazide, or any Derivative of either of the foregoing as the sole active ingredient in the Field in the Territory except for (i) any sales or distribution of Existing Products or active ingredients to or on behalf of Salix pursuant to the Supply Agreement or Transition Services Agreement or (ii) any sales of Products that are intended, at the time of sale, for use outside of the Territory; or

(b)	grant a license to any third Party to sell or distribute under the name “PEPCID” or “DIURIL”, as the case may be, any prescription Oral Suspension pharmaceutical product containing Famotidine, Chlorothiazide, or any Derivative of either of the foregoing in the Field in Territory.

8.1.2	Limitation on Covenants of Merck. Nothing in this Agreement shall be construed as restricting the ability of Merck or its Affiliates:

(a)	to manufacture any Product for use by Salix in the Territory, for use by a Person outside of the Field in the Territory, or for use by a Person for any purpose outside of the Territory;

(b)	to market, sell or distribute any Product intended for use outside of the Field in the Territory or for any use for any purpose outside of the Territory;

(c)	to research Famotidine or Chlorothiazide, as the case may be, or any product or combination product containing Famotidine, Chlorothiazide or any of their respective Derivatives for any purpose;

(d)	to manufacture, formulate and use Famotidine or Chlorothiazide, as the case may be, or any product or combination product containing Famotidine, Chlorothiazide or any of their respective Derivatives thereof in the Field in the Territory solely for the purpose of using such compound as a comparator in one or more clinical studies;

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e)	to use any information, data, or intellectual property contained in the Assets in a manner consistent with Section 2.2; and

(f)	to research, develop, manufacture, market, sell or distribute Famotidine or Chlorothiazide, as the case may be, or any product or combination product containing Famotidine, Chlorothiazide or any of their respective Derivatives for any purpose anywhere in the world, other than any Oral Suspension pharmaceutical preparation containing Famotidine or Chlorothiazide, as the case may be, that is labeled or intended for use in the Field in the Territory.

8.2	Covenants of Salix

Salix hereby covenants and agrees that:

8.2.1	Notice of Litigation. Salix shall give prompt written notice to Merck of any litigation or regulatory proceeding (including, without limitation, any government investigation) in which Salix is involved as a party that directly concerns, and might materially and adversely affect, the Products or Assets or Salix’s rights in the same or that might otherwise have a material adverse affect on the rights of Merck and its Affiliates and Related Companies to Famotidine or Chlorothiazide, as the case may be, or any product or combination product containing Famotidine, Chlorothiazide or any of their respective hydrates, solvates, salts, polymorphic forms (different crystal forms) or other Derivatives thereof outside the Field or outside the Territory.

8.2.2	Insurance

(a)	Salix shall at all times until [*] after the Closing Date (the “Insurance Term”) maintain at its own expense standard products liability/completed operations insurance covering all claims against Salix whatsoever and howsoever arising from the manufacture, sale, distribution or use of the Products by Salix, its employees, agents and assigns, with coverage limits of not less than $[*] per occurrence and not less than $[*] in the aggregate for all claims made within any year (the “Salix Insurance”). Without limitation of the foregoing, the Salix Insurance shall be effective commencing on the Closing Date and shall cover Merck as an additional insured with respect to such claims and such insurers of Salix shall provide a waiver of subrogation against Merck. The Salix Insurance shall be with insurers having an AM Best (A-) or higher rating. Further, the Salix Insurance shall be primary with no contribution by Merck’s insurance.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b)	Salix shall continue to make premium payments on the Salix Insurance for as long as necessary to keep the Salix Insurance in full force and effect during the above-required period. If Salix fails for any reason to make such premium payments in a timely fashion, Merck shall have the right to make such payments at the expense of Salix. Salix shall request its insurer or its agent give Merck prompt written notice if Salix fails to make a required premium payment in a timely fashion such that Merck shall have not less than ten (10) Business Days after receipt of such notice to make such premium payments. In the event that the Salix Insurance is not in full force and effect and Merck, in its sole discretion, determines that it is able to apply its own insurance, Salix shall reimburse Merck for any premium or expense in connection therewith and Merck shall be entitled to off-set any such expense against any payments or liabilities arising under this Agreement or the Ancillary Agreements.

(c)	Salix shall immediately notify Merck of any change in the status of the Salix Insurance and shall at Closing and from time to time thereafter, at Merck’s request, provide Merck with a certificate of insurance attesting that the Salix Insurance policies providing the required coverage and limits of insurance are in full force and effect and with insurers having an AM Best (A-) or higher rating. Maintenance of the Salix Insurance shall not relieve Salix of any responsibility under this Agreement, or the Ancillary Agreements for liability in excess of insurance limits or otherwise.

8.2.3	Taxes. Salix shall bear and be responsible for and pay all applicable Taxes related to (i) the transfer to Salix of the NDAs and the Assets to be transferred thereto under this Agreement and (ii) the promotion, marketing, sale and distribution by Salix of the Products in the Territory after the Closing Date, and shall indemnify and hold Merck and its relevant Affiliates harmless from any liability relating to such Taxes other than any income taxes imposed on Merck resulting from the transactions contemplated by this Agreement, including but not limited to, such transfers.

8.3	Mutual Covenants

Merck and Salix covenant and agree as follows:

8.3.1

Further Assurances. Each of Merck and Salix shall, at any time or from time to time after the Closing Date, at the request and expense of the other Party, execute and deliver to the other Party all such instruments and documents or further assurances as the other Party may reasonably request in order to (i) sell, assign and transfer to Salix Merck’s right, title and interest in and to the Assets as contemplated hereby, (ii) effectuate Salix’s assumption of the Assumed Liabilities, and (iii) grant Salix all rights licensed under this Agreement and the Ancillary Agreements; provided, however, that after the Closing Date, apart from such customary further assurances, Merck shall have no other obligations except as specifically set forth and described herein or in the Ancillary Agreements. Without limitation of the foregoing Merck shall have no obligation to (i) assist or otherwise participate in the amendment or supplementation of the NDAs or otherwise to participate in any filings or other activities relating to the NDAs other than as necessary to effect the assignment thereof to Salix pursuant to this Agreement (and which shall include, but not be limited to, transmitting the Merck FDA Letters as contemplated by Section 2.7.1 and the activities in Section 5.3 (except as specifically provided in the Supply Agreement or the Transition Services Agreement)), or (ii) assist or otherwise participate in efforts to validate, continue or improve any process for or related to the manufacture of the Products (except as specifically provided in the Supply Agreement or the Transition Services Agreement), or (iii) provide any assistance to Salix related to manufacture of the Products, after the Closing Date or at any time in the future, except, in each case, as specifically set forth herein or in the Ancillary Agreements.

8.3.2	Publicity. Other than as expressly permitted herein, no press release, public announcement, confirmation or other information regarding this Agreement, the Ancillary Agreements or related matters shall be made by either Party without the prior written consent of the other Party with respect to its form, content and means of dissemination (other than Products advertising); provided that in no event shall Salix use the word “Merck” or the other words or the other words or names referred to in Section 7.2.2(c)). A public announcement substantially in the form attached hereto as Schedule 8.3.2 is hereby approved by both Parties and may be released immediately upon the Closing Date. Notwithstanding the foregoing, Salix may make any (i) filings with the U.S. Securities and Exchange Commission as permitted under Section 8.3.4(e).

8.3.3	Cooperation. From and after the Closing Date, each Party shall make available to the other Party during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records as to the Products, Assets, Assumed Liabilities and Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any litigation, hearing, regulatory proceeding or investigation directly relating to the Products, Assets, Assumed Liabilities or Excluded Liabilities and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided, however, that in no event shall Merck be required to assist Salix in any validation process or other regulatory process or proceeding related to the manufacture of the Products or any other product except as specifically set forth herein or in the Ancillary Agreements.

8.3.4	Confidentiality

All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and its Affiliates and shall not be disclosed to any third party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Confidential Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently and without benefit of Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e)	is reasonably necessary to disclose to Governmental Authorities to comply with disclosure obligations under applicable laws, rules or regulations, including, without limitation, the rules and regulations of any stock exchange, provided, in the case of disclosure by Salix, that the receiving Party (i) gives the disclosing Party, to the extent reasonably practicable, a reasonable advance opportunity, in light of the time reasonably required to prepare any such filing or disclosure and the required deadlines for such filing or disclosure, to review and comment on any proposed filing, (ii) in the case of any required filing by Salix of this Agreement or any Ancillary Agreement with the Securities and Exchange Commission, Salix redacts and seeks confidential treatment for any portions of such agreements that Merck may identify to Salix as being competitively sensitive to Merck, which such portions Merck shall identify to Salix within five (5) Business Days of notification by Salix that filing of such agreement is required, (iii) in the case of any other filing or disclosure, seeks or assists the disclosing Party, as reasonably requested, in seeking protective or confidential treatment of such information, and (iv) minimizes any such disclosure to the extent permitted by applicable laws, rules or regulations;

(f)	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors are subject to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are subject to or agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement;

(g)	is deemed necessary by the receiving Party to be disclosed to a third party that has provided the receiving Party with a bona fide written offer to effect a Change of Control on the condition that such third party and its attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations at least as strict as those contained in this Agreement; provided, however, that the term of confidentiality for such third party and its attorneys, independent accountants and financial advisors shall be no less than ten (10) years; or

(h)	is required to be disclosed by judicial or administrative process to which the disclosing Party is subject.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Confidential Information in accordance with Section 8.3.4(h), such Party shall promptly, and, to the extent reasonably practicable, in advance, inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and the receiving Party shall cooperate with the disclosing Party, as reasonably requested, in seeking confidential or protective treatment of such information. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 8.3.4.

9	INDEMNIFICATION

9.1	Indemnification

(a)

Indemnification by Merck. Subject to Section 9.3, Merck shall indemnify, defend and hold harmless Salix and its Affiliates and their officers, directors, employees and agents from and against any and all Losses, which directly or indirectly arise out of or relate to (i) any breach by Merck of any of the representations or warranties made by Merck in this Agreement; (ii) failure by Merck to perform any of its covenants or agreements contained herein or in the Ancillary Agreements; (iii) failure by Merck to pay, perform or discharge when due, any of the Retained

Liabilities or (iv) waiver of compliance with any applicable bulk sales statutes pursuant to Section 10.12 hereof (other than with respect to Assumed Liabilities).

(b)	Indemnification by Salix. Subject to Section 9.3, Salix shall indemnify and hold harmless Merck and its Affiliates, and their respective officers, directors, employees and agents from and against any and all Losses which directly or indirectly arise out of or relate to (i) any breach by Salix of any of the representations or warranties made by Salix in this Agreement; (ii) failure by Salix to perform any of its respective covenants or agreements contained herein or in the Ancillary Agreements; or (iii) failure by Salix to pay, perform or discharge when due, any of the Assumed Liabilities assumed by Salix pursuant to this Agreement.

9.2	Third-Party Claim Procedure

If a claim by a third party is made against an indemnified Party, and if such Party intends to seek indemnification with respect thereto under this Section 9.2, the indemnified Party shall promptly notify the indemnifying Party of such claim. The indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified Party, such consent not to be unreasonably withheld) and at its expense, the settlement or defense of such claim, and the indemnified Party shall cooperate with the indemnifying Party in connection therewith; provided, however, that (i) the indemnifying Party shall permit the indemnified Party to participate in such settlement or defense through counsel chosen by the indemnified Party, provided that the fees and expenses of such counsel shall be borne by the indemnified Party, and (ii) the indemnifying Party shall promptly reimburse the indemnified Party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified Party (except as otherwise provided in the preceding clause) in accordance with Section 9.1, and (iii) no settlement, consent judgment or other voluntary final disposition of the suit which (1) materially limits the indemnified Party’s rights with respect to Products, (ii) subjects the indemnified Party to any non-indemnified liability or obligation, or (iii) admits fault or wrongdoing on the part of the indemnified Party may be entered into without the consent of the indemnified Party, which consent shall not unreasonably be withheld. The indemnified Party shall, in such case, provide the indemnifying Party notice of its approval or denial of such approval within ten (10) Business Days of any request for such approval by the indemnifying Party, provided that (i) in the event the indemnified Party wishes to deny such approval, such notice shall include a detailed written description of its reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) the indemnified Party shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide proper, full notice within such ten (10) Business Day period in accordance herewith. If the indemnifying Party does not notify the indemnified Party within thirty (30) days after receipt of the indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, or so notifies the indemnified Party but fails to undertake such defense promptly and in good faith, the indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying Party.

9.3	Limitations on Indemnification

(a)	The provisions for indemnity under Section 9.1(a)(i) or Section 9.1(b)(i) shall be effective only when the aggregate amount of all Losses for which indemnification is sought from Merck or Salix, as the case may be, exceeds $[*], in which case the indemnified Party shall be entitled to indemnification of the indemnified Party’s Losses in excess thereof. In no event shall either indemnifying Party have liability for indemnification under Section 9.1(a)(i) or Section 9.1.(b)(i), as applicable, together with liability for breach of any representations and warranties under any of the Ancillary Agreements, for any amounts exceeding, in the aggregate, [*] percent ([*]%) (or, in the case of Merck’s liability with respect to any breach of Section 4.1.6, [*] percent ([*]%)) of the amount equal to (i) the Closing Payment less (ii) any adjustments made pursuant to Section 2.4.1(c) or Section 2.4.1(d). Indemnification under this Article 9 shall be the exclusive remedy for any breach of representation or warranty under this Agreement.

(b)	IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR EXEMPLARY DAMAGES OR SIMILAR DAMAGES OR LOSSES INCURRED BY THE OTHER PARTY, INCLUDING BUT NOT LIMITED TO LOST PROFITS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN; PROVIDED HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO (i) THE LIABILITIES ARISING FROM EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND (ii) THE LIABILITIES OF THE PARTIES UNDER SECTION 9.1.

10	MISCELLANEOUS

10.1	Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement, other than a payment obligation, to the extent that such failure or delay is

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. In no event shall Salix’s inability to pay the amounts due under this Agreement be deemed a Force Majeure event and a Force Majeure event shall not excuse Salix from is obligation to make payments when due hereunder; provided, that the foregoing is not intended to apply to a bank or financial institution’s failure to process a wire transfer transaction for any reason other than lack of sufficient Salix funds, a failure by Salix to give appropriate wire instructions, or other requirements to wire transfer within the control of Salix.

10.2	Assignment/Change of Control

10.2.1	Except as provided in this Section 10.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party.

10.2.2	Merck, may without Salix’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate or in connection with a Change of Control of Merck.

10.2.3

Salix may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Salix Affiliate (provided that Salix is not thereby relieved of any of its obligations hereunder) or in connection with a Change of Control of Salix; provided however, that Salix shall notify Merck at least thirty (30) days prior to completion of any Change of Control of Salix, except that in the case of a Change of Control as set forth in Section 1.10(iii) only, Salix shall provide Merck such notice thirty (30) days after Salix becomes aware of such Change of Control. If Merck is notified of a Change of Control of Salix pursuant to the foregoing sentence, that, in the reasonable judgment of Merck, will result in material harm to the PEPCID name or Licensed Trademark (which will continue to be used by Merck for other formulations), then Merck shall notify Salix of such determination in writing within ten (10) Business Days of such notification (such notification by Merck to be accompanied by a reasonably sufficient explanation and description of the circumstances supporting such determination) and at any time thereafter Merck shall have the right to terminate any one or more of the Ancillary Agreements or the Manufacturing Know-How License, provided that the Parties will negotiate in good faith provisions for termination of such agreements over a reasonable time period, and provided further, that if Salix does not consummate any such proposed Change of Control after the delivery of the notification required by Merck pursuant to this sentence then Merck shall not have the right to terminate any one or more of the Ancillary Agreements or the Manufacturing Know-How License as provided by this Section 10.2.3 with respect to such proposed Change or Control.

10.2.4	Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 10.2 shall be void.

10.3	Survival

All representations, warranties, covenants and indemnities of the Parties contained herein shall, except as otherwise expressly provided herein, survive until ten (10) years after the Closing Date. The covenants and agreements of Merck and Salix hereunder that require by their terms performance or compliance on and after the Closing Date shall continue in force thereafter in accordance with their terms. In addition, the provisions of Sections 8.3.2 and 8.3.4 shall survive any expiration or termination of this Agreement.

10.4	Exclusive Jurisdiction

Subject to the provisions of Sections 10.5 and 10.10, each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue in the state and Federal courts of New York as stated above and that any such action was brought in an inconvenient forum.

10.5	Equitable Remedies

The Parties recognize that breach by a Party of any of the obligations set forth in Sections 6.4, 8.1.1 and 8.3.4 of this Agreement may require a remedy different from the remedy for other possible breaches of this Agreement. In the event that such a breach occurs or is threatened, damages to the non-breaching Party will not be readily ascertainable, irreparable harm to such Party may occur, and such Party will not have an adequate remedy at law. The Parties therefore stipulate and agree that in the event a breach of any of the obligations set forth under Section, 6.4, 8.1.1 or 8.3.4 o of this Agreement occurs or is threatened, the non-breaching Party may seek equitable relief from any competent court in New Jersey or in the jurisdiction where the breach occurs or is threatened (including, without limitation, a temporary restraining order and/or preliminary and permanent injunction) notwithstanding the arbitration provisions set forth in Section 10.10. The foregoing shall not limit the availability of equitable or other forms of injunctive relief, whether permanent or temporary, for any other threatened, possible or actual breach of this Agreement.

10.6	Notices

All notices, requests and other communications to any Party hereunder or under the Ancillary Agreements shall be in writing and shall be sent by fax and by first class mail or nationally recognized overnight delivery service:

If to Merck, to:

Merck & Co., Inc.

[*]

[*]

Attn: [*]

Facsimile: [*]

with a copy to:

Merck & Co., Inc.

One Merck Drive (WS 3A-65)

P.O. Box 100

Whitehouse Station, NJ 08889-0100

Facsimile: [*]

If to Salix, to:

Salix Pharmaceuticals, Ltd.

1700 Perimeter Park Drive

Morrisville, NC 27560

Attn: General Counsel

Facsimile: 919-862-1095

with a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Donald R. Reynolds

Facsimile: 919-781-4865

or such other address as such Party may hereafter specify by written notice to the other Party. Each such notice, request or other communication shall be effective when received at the address specified in this Section 10.6.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

10.7	Entire Agreement

This Agreement, including, without limitation, the Schedules hereto and the Ancillary Agreements, embodies the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements with respect thereto, except for any prior confidentiality agreements, which shall survive. In the event of any conflict between this Agreement and any such prior confidentiality agreement, the agreement imposing stricter confidentiality shall govern. No waiver, amendment or modification of any provision hereof or of any right or remedy hereunder shall be effective unless in writing and signed by the Party against whom such waiver, amendment or modification is sought to be enforced.

10.8	Section Headings

Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless otherwise specified, the words “herein”, “hereof” and terms of like import shall be deemed to refer to the Agreement as a whole and not merely to a single part thereof.

10.9	Applicable Law

This Agreement shall be governed by, interpreted and construed, and all claims and disputes, whether in tort, contract or otherwise be resolved in accordance with the substantive laws of the State of New York without reference to any rules of conflict or laws or renvoi.

10.10	Dispute Resolution

10.10.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

10.10.2	The arbitration shall be conducted by a panel of three independent, neutral persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If one Party fails to select an arbitrator within the thirty (30) day period provided therefor, the arbitrator selected by the other Party shall select such second arbitrator. If the first two arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

10.10.3	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be entitled to apportion such costs between the Parties unequally in a manner reasonably consistent with their decision on the dispute at issue.

10.10.4	Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

10.10.5	The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement by reason of such dispute until a final resolution of the dispute through arbitration or other judicial determination and then only in accordance with the outcome of such dispute resolution. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

As used in this Section 10.10, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.11	Expenses

All legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall (except as otherwise provided herein) be paid by the Party incurring such expenses.

10.12	Bulk Sales Statutes

Salix hereby waives compliance by Merck with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

10.13	Waiver

No waiver by any Party in one or more instances of any of the provisions of this Agreement or the breach thereof shall establish a precedent for any other instance with respect to that or any other provision. Furthermore, in case of waiver of a particular provision, all other provisions of this Agreement will continue in full force and effect.

10.14	Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.15	Incorporation by Reference

The Ancillary Agreements and Schedules hereto and thereto constitute integral parts of this Agreement and are hereby incorporated into this Agreement by this reference. A disclosure in a given Schedule shall be deemed a disclosure for the purposes of any other representation, warranty and Schedule to which it may relate. In case of conflict of provisions between this Agreement and any Ancillary Agreement, the provisions of this Agreement shall govern.

10.16	Assignment

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, however, that, except as expressly permitted by Section 10.2, and except for any merger, restructuring or corporate reorganization of Merck, this Agreement may not be assigned by either Party without the prior written consent of the other Party hereto, and any other attempted assignment shall be void.

10.17	Independent Contractors

It is expressly agreed that Salix and Merck shall be independent contractors and that the relationship between the Parties hereto shall not constitute a partnership, joint venture or agency. Neither Salix nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.18	No Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to confer upon any third Party (other than a permitted successor or assign of a Party hereto) any rights, remedies, obligations or liabilities.

10.19	Waiver of Rule of Construction

There shall not be any presumption against either Party hereto on the ground that such Party was responsible for drafting or preparing the term sheet or this Agreement or any part of either of such documents.

10.20	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed signature page.

10.21	Compliance with Laws and Regulations

In performing their obligations pursuant to this Agreement, the Parties hereto agree and covenant that they will comply with all applicable federal, state and local laws and regulations.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, as of the day and year first above written.

MERCK & CO., INC.

By:	/s/ Judy C. Lewent
Judy C. Lewent
Executive Vice President & Chief Financial Officer

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Carolyn J. Logan
President and Chief Executive Officer

Signature Page to Master Purchase and Sale and License Agreement

SCHEDULE 1.19

DOCUMENTS

1.	Purchase Orders

2.	Current customer lists

3.	An electronic copy of all legacy data of adverse events and experiences, both Serious and non-Serious, as maintained by Merck on its global safety database.

4.	An electronic copy of certain Manufacturing Know-How as set forth in Schedule 1.40.

5.	Certificates of Analysis and Certificates of Compliance related to the Inventory.

6.	Quality Issues List related to the Inventory.

7.	The following documents related to the Inventory:

a.	[*]

b.	[*]

c.	[*]

d.	Batch records (paper copies only)

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

i

SCHEDULE 1.38

LICENSED TRADEMARKS

Trademark	Registration Number
DIURIL® (limited to use with Oral Solution only)	676884
PEPCID® (limited to use with Oral Solution only)	1373383

SCHEDULE 1.40

MANUFACTURING KNOW-HOW

1.	Manufacturing Data

•	Process Formula

•	Process Description

•	[*]

•	[*]

•	[*]

•	Equipment Type

2.	Analytical Methods Information

•	In process specifications/analytical methods

•	Non-compendial specifications/analytical methods for excipients, raw materials, active pharmaceutical ingredients and/or finished product

•	Non-compendial specifications for packaging components

3.	DIURIL OS Product Active Pharmaceutical Ingredient Milling Parameters

4.	[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.41

FORM OF MERCK FDA LETTERS

[*]	Merck & Co., Inc.
[*]	P.O. Box 1000, UG2CD-48
[*]	North Wales, PA 19454-1099
Tel [*]
Fax [*]
[*]

H

February 23, 2007

Brian E. Harvey, M.D., Ph.D., Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Gastroenterology Products

5901-B Ammendale Road

Beltsville, MD 20705-1266

Dear Dr. Harvey:

NDA 19-527: PEPCID™ Oral Suspension (Famotidine)

General Correspondence

Transfer of Ownership

This is to inform you that Merck & Co., Inc., holder of NDA 19-527 for PEPCID™ Oral Suspension has ceased selling PEPCID™ Oral Suspension and as of February 22, 2007 has sold, assigned, and transferred NDA 19-527 and the licensed trademark name PEPCID™ Oral Suspension to Salix Pharmaceuticals, Ltd. a Delaware corporation. Salix Pharmaceuticals, Ltd. will also notify the Division of Gastroenterology Products of the transfer of NDA 19-527 and of the trademark license. A copy of the letter that Salix Pharmaceuticals, Ltd. sent to the Division of Gastroenterology Products is enclosed for your information.

In accordance with 21 CFR 314.72(a)(2)(iii), Merck & Co., Inc. has provided to Salix Pharmaceuticals, Ltd. a complete copy of the approved application, including supplements and records that are required under 21 CFR 314.81 for PEPCID™ Oral Suspension.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Brian E. Harvey, M.D., Ph.D., Director

NDA 19-527: PEPCID™ Oral Suspension (Famotidine)

As of February 22, 2007, Merck will no longer market or sell PEPCID™ Oral Suspension in the United States or its territories and possessions (including without limitation the Commonwealth of Puerto Rico). The Merck listing of PEPCID™ Oral Suspension in the Orange Book should be revised to reflect Salix Pharmaceuticals, Ltd. as the new owner.

All future correspondences to NDA 19-527, PEPCID™ Oral Suspension (famotidine), should be directed to:

Jill Kompa, M.S., RAC

Director, Regulatory Affairs

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, NC 27560

Tel (919) 862-1047; Fax (919) 228-4247

jill.kompa@salix.com

This application is formatted as required in Title 21 paragraph 314.50 of the Code of Federal Regulations and is being submitted in accordance with the January 1999, Guidance for Industry – Providing Regulatory Submissions in Electronic Format – NDAs.

As an attachment to this letter, Merck Research Laboratories (MRL), a Division of Merck & Co., Inc., is providing one Compact Disk (CD) which contains the submission. All documents requiring signatures for certification are included as paper for archival purposes.

All of the information is contained on one CD and is not more than 100MB. Merck has taken precautions to ensure that the contents of this media are free of computer viruses (Symantec AntiVirus Corporate Edition, Symantec Corporation) and we authorize the use of anti-virus software, as appropriate.

A list of reviewers from the Division of Gastroenterology Products who should be provided access to this electronic submission on their desktops may be obtained from Mr. Giuseppe Randazzo, Regulatory Health Project Manager, Division of Gastroenterology Products.

We consider the filing of this letter to be a confidential matter, and request that the Food and Drug Administration not make its content, or any future communications in regard to it, public without first obtaining the written permission of Merck & Co., Inc.

v

Questions concerning this supplemental application should be directed to [*] [*] or, in my absence, to [*] [*].

Sincerely,

[*]
Associate Director
Worldwide Regulatory Affairs

Enclosure: CD

Desk Copy:	Giuseppe Randazzo, Regulatory Health Project Manager (cover letter)
Division of Gastroenterology Products

Mary A. Holovac
Office of Generic Drugs, Orange Book Staff

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

H

February 23, 2007

Norman Stockbridge, M.D., Ph. D., Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Cardiovascular and Renal Products

5901-B Ammendale Road

Beltsville, MD 20705-1266

Dear Dr. Stockbridge:

NDA 11-870: DIURIL™ Oral Suspension (Chlorothiazide)

General Correspondence

Transfer of Ownership

This is to inform you that Merck & Co., Inc., holder of NDA 11-870 for DIURIL™ Oral Suspension, has ceased selling DIURIL™ Oral Suspension and as of February 22, 2007 has sold, assigned, and transferred NDA 11-870 and the licensed trademark name DIURIL™ Oral Suspension to Salix Pharmaceuticals, Ltd., a Delaware corporation. Salix Pharmaceuticals, Ltd. will also notify the Division of Cardiovascular and Renal Products of the transfer of NDA 11-870 and of the trademark license. A copy of the letter that Salix Pharmaceuticals, Ltd. sent to the Division of Cardiovascular and Renal Products is enclosed for your information.

In accordance with 21 CFR 314.72(a)(2)(iii), Merck & Co., Inc. has provided to Salix Pharmaceuticals, Ltd. a complete copy of the approved application, including supplements and records that are required under 21 CFR 314.81 for DIURIL™ Oral Suspension.

As of February 22, 2007, Merck will no longer market or sell DIURIL™ Oral Suspension in the United States or its territories and possessions (including without limitation the Commonwealth of Puerto Rico). The Merck listing of DIURIL™ Oral Suspension in the Orange Book should be revised to reflect Salix Pharmaceuticals, Ltd. as the new owner.

Norman Stockbridge, M.D., Ph. D., Director

NDA 11-870: DIURIL™ Oral Suspension (Chlorothiazide)

All future correspondence to NDA 11-870, DIURIL™ Oral Suspension (chlorothiazide), should be directed to:

Jill Kompa, M.S., RAC

Director, Regulatory Affairs

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, NC 27560

Tel (919) 862-1047; Fax (919) 228-4247

jill.kompa@salix.com

This application is formatted as required in Title 21 paragraph 314.50 of the Code of Federal Regulations and is being submitted in accordance with the January 1999, Guidance for Industry – Providing Regulatory Submissions in Electronic Format – NDAs.

As an attachment to this letter, Merck Research Laboratories (MRL), a Division of Merck & Co., Inc., is providing one Compact Disk (CD) which contains the submission. All documents requiring signatures for certification are included as paper for archival purposes.

All of the information is contained on one CD and is not more than 100MB. Merck has taken precautions to ensure that the contents of this media are free of computer viruses (Symantec AntiVirus Corporate Edition, Symantec Corporation) and we authorize the use of anti-virus software, as appropriate.

A list of reviewers from the Division of Cardiovascular and Renal Products who should be provided access to this electronic submission on their desktops may be obtained from Quynh M. Nguyen, Pharm.D., Regulatory Health Project Manager, Division of Cardiovascular and Renal Products.

We consider the filing of this letter to be a confidential matter, and request that the Food and Drug Administration not make its content, or any future communications in regard to it, public without first obtaining the written permission of Merck & Co., Inc.

Questions concerning this supplemental application should be directed to [*] [*] or, in my absence, to [*] [*].

Sincerely,

[*]
Associate Director
Worldwide Regulatory Affairs

Enclosure: CD

Desk Copy:	Quynh M. Nguyen, Pharm.D., Regulatory Health Project Manager
Division of Cardiovascular and Renal Products

Mary A. Holovac
Office of Generic Drugs, Orange Book Staff

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.55

PURCHASE ORDERS

CUSTOMER NAME	DATE OF PURCHASE ORDER	PRODUCT PURCHASED	QTY # Bottles	AMOUNT

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

[*]	[*]	[*]	[*]	$ [*]

Grand Total			[*]	$ [*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

x

SCHEDULE 1.58

RELATED COMPANIES

[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 1.60

FORM OF SALIX FDA LETTERS

February 23, 2007

Brian E. Harvey, M.D., Ph.D., Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Gastroenterology Products

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:	NDA 19-527 PEPCIDTM Oral Suspension (Famotidine) Transfer of Rights to NDA

Dear Dr. Harvey:

Effective February 22, 2007, Salix Pharmaceuticals, Ltd., hereby accepts rights to NDA 19-527 for PEPCIDTM Oral Suspension.

Salix Pharmaceuticals, Ltd., has received a complete copy of the NDA, supplements and correspondence, including records required to be kept under 21 CFR 314.72. In accordance with 21 CFR 314.72(a)(2)(i), Salix Pharmaceuticals, Ltd., commits to all agreements, promises and conditions contained in the application or made by the former owner.

All issues regarding NDA 19-527 may be directed to:

Jill Kompa, M.S., RAC

Director, Regulatory Affairs

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, NC 27560

Telephone (919) 862-1047; Fax (919) 228-4247

jill.kompa@salix.com

Written acknowledgment of the change in holder would be appreciated. Please contact me at (919) 862-1047 if you have any comments or questions regarding this letter.

Sincerely yours,

Jill Kompa, M.S., RAC
Director, Regulatory Affairs

February 23, 2007

Norman Stockbridge, M.D., Ph. D., Director

Food and Drug Administration

Center for Drug Evaluation and Research

Division of Cardiovascular and Renal Products

5901-B Ammendale Road

Beltsville, MD 20705-1266

Re:	NDA 11-870: DIURIL™ Oral Suspension (chlorothiazide) Transfer of Rights to NDA

Dear Dr. Stockbridge:

Effective February 22, 2007, Salix Pharmaceuticals, Ltd., hereby accepts rights to NDA 11-870 for DIURILTM Oral Suspension.

Salix Pharmaceuticals, Ltd., has received a complete copy of the NDA, supplements and correspondence, including records required to be kept under 21 CFR 314.72. In accordance with 21 CFR 314.72(a)(2)(i), Salix Pharmaceuticals, Ltd., commits to all agreements, promises and conditions contained in the application or made by the former owner.

All issues regarding NDA 11-870 may be directed to:

Jill Kompa, M.S., RAC

Director, Regulatory Affairs

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, NC 27560

Telephone (919) 862-1047; Fax (919) 228-4247

jill.kompa@salix.com

Written acknowledgment of the change in holder would be appreciated. Please contact me at (919) 862-1047 if you have any comments or questions regarding this letter.

Sincerely yours,

Jill Kompa, M.S., RAC
Director, Regulatory Affairs

SCHEDULE 2.5

PRICE OF INVENTORY

PRODUCT	PRODUCT FORM	PACKAGE FORM	COST/UNIT*
Pepcid® OS	Powder (suspension)	40mg/5ml	US $[*]
Diuril® OS	Liquid (suspension)	250mg/5ml	US $[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 2.7.2

THIRD PARTY CONSENTS

Astellas

SCHEDULE 4.1.9

INVENTORY

Product	Bottles
Diuril® OS	[	*]
Pepcid® OS	[	*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 6.4

DIURIL MARKET HISTORY AND ANTICIPATED NEED

2005:

US – [*] units

Sweden – [*] unit

2006:

US – [*] units

Sweden – [*] units

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 8.3.2

APPROVED SALIX PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ACQUIRES PEPCID® ORAL SUSPENSION

Salix Secures $100 Million Senior Secured Credit Facility

RALEIGH, NC, February 28, 2007 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has purchased the U.S. prescription pharmaceutical product rights to PEPCID® Oral Suspension and DIURIL® Oral Suspension from Merck & Co., Inc. PEPCID Oral Suspension is a widely-known prescription pharmaceutical product indicated for several gastrointestinal indications including the treatment of duodenal ulcer, benign gastric ulcer and gastroesophageal reflux disease. Under the terms of the agreement, Salix will make a $55 million up-front payment and up to $6 million in potential sales-based milestone payments to Merck.

Commenting on this development, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “The acquisition of such a trusted brand and revenue-producing product as PEPCID Oral Suspension reflects the ongoing execution of the Company’s strategy to expand and diversify revenue. These marketed products should generate immediate revenue while requiring minimal promotional expense. PEPCID Oral Suspension achieved net sales in the U.S. of approximately $20 million in 2006. In the near term, this additional revenue should serve to fund ongoing strategic product development efforts and, in the longer term, should contribute to growing EPS.

“PEPCID Oral Suspension and DIURIL Oral Suspension, both liquid formulations of their solid dosage form counterparts, compete in an approximately $150 million market that is concentrated in pediatric and hospitalized patient populations. This acquisition builds upon our recent acquisition of SANVAR®. If XIFAXAN® is approved for hepatic encephalopathy and C. difficile-associated diarrhea, these hospital-based indications, together with PEPCID Oral Suspension and SANVAR, should create an institutional product portfolio that complements our current field-based business.”

Salix also announced today that it has entered into a credit facility with Bank of America, N.A. for up to $100 million to help finance the transaction and for working capital, capital expenditures, other permitted acquisitions and general corporate purposes. Salix has borrowed approximately $15 million at this time. Outstanding amounts generally bear interest at the option of Salix at the British Bankers Association LIBOR Rate or a base rate, in each case plus an applicable margin of between 1.00 percent and 1.75 percent for LIBOR Rate loans and 0.00 percent and 0.75 percent for base rate loans, each based on consolidated leverage. The facility also includes standard covenants. A copy will be filed with the SEC as an exhibit to our Form 8-K.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL®, XIFAXAN®, OSMOPREP™, MOVIPREP®, VISICOL®, AZASAN®, ANUSOL-HC® and PROCTOCORT®. Balsalazide tablets, Granulated Mesalamine, SANVAR® (600 mg vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include: competition, including from potential generic or over-the-counter products; management of rapid growth, including the addition of these institutional products; market acceptance for approved products; risks of regulatory review and clinical trials; intellectual property risks; and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.